UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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COLUMBIA SPORTSWEAR COMPANY
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Columbia Sportswear Company

2024 Proxy Statement and Notice of Annual Meeting

MESSAGE FROM OUR CHAIRMAN, PRESIDENT AND CEO
DEAR FELLOW SHAREHOLDERS:
I’m proud of what our global workforce was able to achieve in 2023, as we navigated a challenging environment. One of our top priorities throughout the year was executing an inventory management plan. I’m pleased to report that we exited the year with inventories down 27 percent compared to last year.
Overall, 2023 net sales increased 1 percent to $3.5 billion. In this muted growth environment, we experienced selling, general and administrative expense deleverage, and our operating margin performance was well short of my personal goal for the business.
To mitigate further erosion in profitability and to improve the efficiency our operations, we have implemented a multi-year profit improvement program. We are focused on four areas of cost reduction and realignment:
•Operational cost savings, including inventory management
•Organizational cost savings
•Operating model improvements
•Indirect, or non-inventory, spending
Our strong balance sheet enables us to take a thoughtful approach to this work, while still driving meaningful returns to shareholders.
I know we can do better and our short-term performance is not indicative of my long-term beliefs about the Company. Thank you for being with us on this journey.

Sincerely,

Timothy P. Boyle
Chairman, President and Chief Executive Officer

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholders:
The Board of Directors of Columbia Sportswear Company, an Oregon corporation, cordially invites you to attend our 2024 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at 3:00 p.m. Pacific Time on Thursday, May 30, 2024. The Annual Meeting will only occur virtually at www.virtualshareholdermeeting.com/COLM2024, as authorized by our Board of Directors. There will be no physical location for shareholders to attend. You may notify the Company of your desire to participate in the meeting by logging into the online site in advance of the meeting. Log-in will begin at 2:45 p.m. Pacific Time. To participate in the Annual Meeting, you will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials.
The purpose of the meeting is:
1.To elect ten directors;
2.To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2024;
3.To approve, by non-binding vote, executive compensation; and
4.To act upon any other matters that may properly come before the meeting.
Only shareholders of record at the close of business on March 26, 2024 are entitled to vote at the Annual Meeting. A list of shareholders will be available for inspection beginning April 17, 2024 at our corporate headquarters, 14375 NW Science Park Drive, Portland, OR 97229, (503) 985-4000. If you would like to view this shareholder list, please contact us at the address or telephone number provided.
Your vote is very important. Whether or not you attend the virtual Annual Meeting, it is important that your shares are represented and voted at the meeting. Please promptly submit your vote by internet, by telephone, or by signing, dating and returning the enclosed proxy card or voting instruction form in the postage-paid envelope provided so that your shares will be represented and voted at the Annual Meeting.
By Order of the Board of Directors

Christina A. Mecklenborg
Corporate Secretary and Associate General Counsel
Portland, Oregon
April 17, 2024

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Shareholders
This Notice of Meeting, our Proxy Statement and our 2023 Annual Report to Shareholders are available free of charge at www.proxyvote.com. These materials were first sent or made available to shareholders on April 17, 2024.

Special Note Regarding Forward Looking Statements
This document contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements often use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may,” and other words and terms of similar meaning or reference future dates. The Company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors,” and those that have been or may be described in other reports filed by the Company, including Current Reports on Form 8-K. The Company cautions that forward-looking statements are inherently less reliable than historical information. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

Other
Throughout this Proxy Statement we may refer to Columbia Sportswear Company as “Columbia,” the “Company,” “we,” “us,” or “our.”
The content on any website referred to in this Proxy Statement is not incorporated by reference in this Proxy Statement unless expressly noted.

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PROXY SUMMARY
This proxy summary highlights information contained elsewhere in this Proxy Statement for Columbia. For more complete information about these topics, please review our 2023 Annual Report to Shareholders and this entire Proxy Statement.
2024 Annual Meeting of Shareholders

Date and Time	Place	Meeting Agenda
May 30, 2024 at 3 p.m. PT	Virtually, through a webcast at www.virtualshareholdermeeting.com/COLM2024	The meeting will cover the proposals listed under voting items and Board recommendations below and any other business that may properly come before the meeting

Record Date	Mailing Date	Voting Eligibility
March 26, 2024	This Proxy Statement was first mailed or made available to shareholders on or about April 17, 2024	Owners of our common stock as of the Record Date are entitled to vote on all matters
Voting Items and Board Recommendations

Item	Proposal	Board Vote Recommendation	Further Details
1.	Elect ten directors	FOR ALL	p. 15
2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2024	FOR	p. 19
3.	Approve, by non-binding vote, executive compensation	FOR	p. 46
How to Vote
We strongly encourage you to vote. You may vote via the internet, by telephone, or, if you have received a printed version of these proxy materials, by mail. If you are a beneficial shareholder, your broker will NOT be able to vote your shares with respect to the election of directors and most of the other matters presented during the meeting unless you have given your broker specific instructions to do so. For more information, see “General Information About the Annual Meeting” on page 49 of this Proxy Statement.
2023 Business Highlights
Founded in 1938 in Portland, Oregon, as a small, family-owned, regional hat distributor, Columbia Sportswear Company has grown to become a global leader in designing, developing, marketing, and distributing outdoor, active and lifestyle products, including apparel, footwear, accessories, and equipment. We connect active people with their passions by providing them with the products they need to seek inspiration and adventure. We meet the diverse needs of our customers and consumers through our four well-known brands: Columbia®, SOREL®, Mountain Hard Wear®, and prAna®.
Our products are sold in more than 100 countries through a mix of distribution channels. Our wholesale distribution channel consists of small, independently operated specialty outdoor and sporting goods stores, regional, national and international sporting goods chains, large regional, national and international department store chains, internet retailers, international distributors where we generally do not have our own direct operations, and certain other retailers. Our direct-to-consumer distribution channel consists of our own network of branded and outlet retail stores, brand-specific e-commerce sites, and concession or franchise based arrangements with third parties at branded, outlet and shop-in-shop retail locations in the Latin America and Asia Pacific and Europe, Middle East and Africa regions. In addition, we earn revenue through licensing our trademarks across a range of apparel, accessories, equipment, footwear, and home products.
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Fiscal 2023 Financial Results

FULL YEAR 2023
GLOBAL RESULTS

TWELVE MONTHS ENDED DEC 31, 2023

NET SALES	GROSS MARGIN	OPERATING INCOME	DILUTED EPS
$3.49 billion	49.6%	$310.3 million	$4.09
+1%	+20 bps	–21%	–17%

Percentage metrics are year-over-year metrics comparing full year 2023 results to full year 2022 results.
2023 was another net sales record year for the Company. Our net sales increased 1% to a record $3,487.2 million, compared to 2022. Our operating income decreased 21% to $310.3 million, or 8.9% of net sales, compared to 2022 operating income of $393.1 million, or 11.3% of net sales. Our diluted earnings per share decreased 17% to $4.09, compared to 2022 diluted earnings per share of $4.95. Management successfully executed its inventory management plan by reducing inventories 27% compared to December 31, 2022.
Strategic Priorities
We are investing in our strategic priorities to:
❖    accelerate profitable growth;
❖    create iconic products that are differentiated, functional and innovative;
❖    drive brand engagement through increased, focused demand creation investments;
❖    enhance consumer experiences by investing in capabilities to delight and retain consumers;
❖    amplify marketplace excellence, with digitally-led, omni-channel, global distribution; and
❖    empower talent that is driven by our core values through a diverse and inclusive workplace.
Continuing Strong Returns for our Shareholders
Our goal is to deliver long-term shareholder value by maintaining a strong balance sheet and a disciplined approach to capital allocation. Dependent upon market conditions and our strategic priorities, our capital allocation approach includes returning cash to shareholders through dividends and share repurchases. In 2023, the Company paid $73 million of dividends and repurchased $184 million of common stock.
Governance Matters
❖    Board Refreshment. The Board of Directors (the “Board”) does not believe it should establish a limit on the number of times that a director may stand for election to the Board nor does it believe that there should be an established mandatory retirement age for Board members. However, the Nominating and Corporate Governance Committee considers the tenure of directors when determining whether candidates should stand for re-election and whether new candidates or members should be added. In addition, age is considered in conjunction with other criteria in determining a member's ability to continue to serve effectively. In January 2024, the Board appointed Charles D. Denson to the Board. Since January 2019, four new directors have joined the Board.
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❖    Highly Qualified Board. Our directors bring a variety of different experiences to help provide effective oversight in the boardroom. In carefully crafting the make-up of our Board, the Nominating and Corporate Governance Committee considers the background and experiences of each candidate, and how the candidate would contribute to the overall experience of the Board. The below outlines some of the key skills of our Board.

	Boyle	Babson	Bryant	Culver	Denson	Mansell	Nelson	Shi	Simmons	Wasson
Knowledge, Skills and Experience
Executive Leadership Experience	●	●	●	●	●	●	●	●	●	●
Finance / Capital Allocation	●	●	●	●	●	●	●	●	●	●
International	●	●	●	●	●		●	●	●
Supply Chain	●			●	●	●	●	●
E-Commerce / Digital / Technology	●		●	●	●	●		●	●	●
Data Protection / Cyber / IT	●	●	●	●	●				●	●
Retail / Apparel & Footwear	●	●		●	●	●	●	●	●	●
Brand / Marketing	●			●	●	●	●	●		●
Human Capital Management / Compensation	●	●	●	●	●	●		●	●	●
❖    Board Diversity. Our Board believes that differences in experiences, knowledge, skills, and viewpoints enhance the Board’s overall performance. Although the Board does not maintain a specific policy with respect to Board diversity, the Nominating and Corporate Governance Committee considers a broad range of background and experience in its assessment of the Board’s composition.
❖    Independent Board Leadership. Timothy P. Boyle, our President and Chief Executive Officer, also serves as Chairman of the Board. Given the combination of the Chairman and Chief Executive Officer roles, the Board also has a Lead Independent Director, Andy D. Bryant. As Lead Independent Director, Mr. Bryant oversees executive sessions of the Board’s independent directors. Nine of the Board’s ten directors are independent. The Board believes the presence of a Lead Independent Director, together with a strong leader in the combined role of Chairman and Chief Executive Officer, serves the best interests of the Company and its shareholders at this time.
Executive Compensation Highlights
Columbia’s executive compensation program aims to reward performance. Our executive officers typically realize a significant portion of their compensation only when we achieve annual and long-term business goals and when our stock price increases. The following are highlights related to our 2023 compensation program for our named executive officers, Timothy P. Boyle (our “CEO”), Jim A. Swanson, Joseph P. Boyle, Peter J. Bragdon, and Steven M. Potter:
❖    Majority of Compensation at Risk. For each of our named executive officers, target annual compensation in the form of base salary represented approximately 25% to 38%, and consequently, at-risk compensation represented approximately 62% to 75%, of each such named executive officer’s potential total compensation at target performance levels. “At-risk” compensation includes all short-term and long-term incentive compensation. The percentage of “at-risk” target annual compensation for our CEO is illustrated below.
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❖    Annual Incentive Compensation. The Company’s fiscal year 2023 corporate performance target, including minimum threshold and maximum levels, for the Executive Incentive Compensation Plan was set by the Talent and Compensation Committee in early 2023. The corporate performance target was based on adjusted operating income (“AOI”). As a result of the financial achievements of the Company, 73.2% of target was achieved under the Executive Incentive Compensation Plan and certified by the Talent and Compensation Committee in January 2024.
❖    Long-Term Compensation. In 2023, the Talent and Compensation Committee awarded time-based restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”) to Messrs. Bragdon, Potter and Swanson, and stock options to Messrs. Joseph P. Boyle, Bragdon, Potter, and Swanson, consistent with its historical approach for these executives. Mr. Joseph P. Boyle received 100% stock options due to his level of stock ownership. Because our CEO holds a significant amount of our common stock, he typically does not receive any equity compensation grants (other than an option grant in 2021) and instead continued to receive in 2023 a long-term incentive cash award tied to the same multi-year operating goals to which the vesting of PRSU awards for the other executive officers is subject.
There were no PRSUs or, for our CEO, long-term incentive cash awards, with performance periods ended December 31, 2023 for any of our named executive officers as a result of option grants being made in 2021 instead of PRSU awards or long-term incentive cash awards that year.
❖    Executive Compensation Best Practices.

What We Do		What We Don’t Do
✓	Base a majority of our compensation on performance and retention incentives	✗	Allow hedging and pledging
		✗	Reprice stock options
✓	Retain an independent advisor for the Talent and Compensation Committee	✗	Excessive severance payments
✓	Cap incentive programs	✗	Single-trigger change-in-control severance
✓	Have stock ownership guidelines for our named executive officers	✗	Guaranteed bonus amounts
✓	Have a clawback policy for our named executive officers	✗	Excessive perquisites
✓	Conduct annual “say-on-pay” advisory votes	✗	Employment contracts
Sustainability
The Company’s current strategy is to sustain active lifestyles through investing in initiatives that have a positive impact on the people we reach, the places we touch and the products we make through:
•empowering people;
•sustaining places; and
•maintaining responsible practices.
Detailed information regarding our (and our brands’) corporate responsibility priorities and progress can be found in our annual Impact Report (available on our website at www.columbiasportswearcompany.com/corporate-responsibility-group). The content of such report and the website referenced are not incorporated by reference in this Proxy Statement.
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CORPORATE GOVERNANCE
Risk Oversight
Columbia’s management team is responsible for identifying, assessing and managing the material risks facing Columbia, including through an enterprise risk management program. This program includes an annual enterprise risk assessment, during which interviews are conducted with independent directors and members of senior management seeking participants’ judgment and assessment of the material risks facing Columbia. The enterprise risk management program then monitors prioritized risks identified and mitigation efforts underway through meetings with senior management.
The Board generally oversees Columbia’s risk management practices and processes. Annually, the Board reviews the results of the annual enterprise risk assessment and the current status of the enterprise risk management program. The Audit Committee also receives an update on the enterprise risk management program on an annual basis. The Board has delegated primary oversight of the management of (i) financial, accounting and cybersecurity risk to the Audit Committee, (ii) compensation risk to the Talent and Compensation Committee, and (iii) governance risk to the Nominating and Corporate Governance Committee. Oversight of certain aspects of compliance risk is shared by the Audit Committee and the Nominating and Corporate Governance Committee. The Audit Committee annually reviews the strategies, investments and risks related to the Columbia’s information technology systems, including a review of the Company’s cybersecurity programs, and also receives quarterly updates. The Board is informed of cybersecurity events to the extent they may materially impact Columbia or management otherwise believes they need to be escalated.
To permit the Board and its committees to perform their respective risk oversight roles, certain individual members of management who supervise Columbia’s risk management communicate directly to the Board or the relevant committee of the Board responsible for overseeing the management of specific risks, as applicable. For this purpose, management has a high degree of access and communication with independent directors. Because a majority (nine of ten directors) of the Board consists of independent directors, and each committee of the Board consists solely of independent directors, Columbia’s risk oversight structure conforms to the Board’s leadership structure discussed below and demonstrates Columbia’s belief that having a strong, independent group of directors is important for good governance.
Finally, the Board oversees various organizational structures, policies and procedures at Columbia to promote ethical conduct and compliance with laws and regulations. For example, Columbia maintains a Code of Business Conduct and Ethics and has established a confidential compliance line and web-based reporting platform through which employees and other stakeholders can report concerns subject to the Company’s processes for protecting confidentiality. The chair of the Audit Committee receives notifications of all compliance line reports and a summary is shared with the Audit Committee quarterly.

Oversight Documents
Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines that address:

❖	Director qualifications	❖	Director compensation
❖	Director independence	❖	Director orientation and continuing education
❖	Director responsibilities	❖	CEO evaluation and management succession
❖	Board committees	❖	Annual board and committee performance evaluations
❖	Director access to officers, employees and others	❖	Annual review of the Corporate Governance Guidelines
A copy of our Corporate Governance Guidelines is available on our website at https://investor.columbia.com.

Code of Business Conduct and Ethics. As mentioned above, the Board has adopted a Code of Business Conduct and Ethics that sets out basic principles to guide all of Columbia’s officers, directors and employees worldwide, as well as certain third parties in their dealings with or on behalf of Columbia and our subsidiaries and affiliates. Our Code of Business Conduct and Ethics has been translated into various languages and is available to our employees and also on our website at https://investor.columbia.com. We plan to satisfy the disclosure
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requirement regarding any amendment to, or a waiver of, the Code of Business Conduct and Ethics by posting such information on our website at https://investor.columbia.com.

Board Structure
Meetings. The Board met five times and the independent directors held four executive sessions of the Board in 2023. Each director attended at least 75% of the aggregate of (a) the total number of meetings of the Board held during the period in which the director served, and (b) the total number of meetings held by all committees on which the director served during the service period. While we do not maintain a formal policy regarding director attendance at annual shareholder meetings, four of our directors virtually attended our 2023 annual meeting of shareholders.

Independence. Under our Corporate Governance Guidelines, which adopt the standards for “independence” under applicable Nasdaq listing rules and Securities and Exchange Commission (“SEC”) rules, a majority of the members of our Board of Directors must be independent, as determined by the Board. The Board has determined that Mss. Shi, Simmons and Wasson and Messrs. Babson, Bryant, Culver, Denson, Mansell, and Nelson are independent and, accordingly, a majority of the members of our Board are independent. In addition, the Board has determined that all members of our Audit Committee and Talent and Compensation Committee are independent under the standards for independence applicable to members of each committee. There are no undisclosed material transactions, relationships or arrangements that were considered by the Board in connection with the determination of whether any particular director is independent.

Leadership. Under our Board structure, leadership is provided primarily by our Chairman of the Board, President and CEO and Lead Independent Director.
Timothy P. Boyle is our Chairman of the Board, President and CEO. As President and CEO, Mr. Boyle is primarily responsible for Columbia’s general operations and implementing its business strategy. Mr. Boyle is also Columbia’s largest shareholder. For these reasons, the Board believes that, at this time, Columbia and its shareholders are best served by having the President and CEO also serve as Chairman of the Board.
The Board also believes that having a strong, independent leader is important for good governance. Given the combination of the Chairman and Chief Executive Officer roles, the Board also has a Lead Independent Director, Andy D. Bryant. The Lead Independent Director is elected by a majority of the Board for a renewable term of one year (and until such time as his or her successor is elected) or until such earlier time as he or she ceases to be a director, resigns as Lead Independent Director, is removed or replaced as Lead Independent Director or the roles of Chairman and Chief Executive Officer are no longer combined. The Board adopted a Lead Independent Director Charter outlining the scope of the Lead Independent Director role that is available for review on our website at https://investor.columbia.com. Pursuant to this Charter, the Lead Independent Director has certain powers and responsibilities, including:

❖	Presiding at all meetings of the Board in the absence of, or upon the request of, the Chairman	❖	Advising on meeting agendas for the Board
❖	Leading regular executive sessions of the independent directors	❖	Advising on information sent to the Board
❖	Serving as a liaison and supplemental channel of communication between the Chairman and the independent directors	❖	Being available for consultation and direct communication with shareholders of the Company

Committees. The Board has designated three standing committees of the Board: the Audit Committee, the Talent and Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter that is available for review on our website at https://investor.columbia.com. The table below provides information regarding the current membership of each standing Board committee and number of meetings held in fiscal 2023.
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Director Name	Audit Committee	Talent and Compensation Committee	Nominating and Corporate Governance Committee
Timothy P. Boyle
Stephen E. Babson		Chair
Andy D. Bryant	✓		Co-Chair
John W. Culver		✓
Charles D. Denson	✓
Kevin Mansell		✓	Co-Chair
Ronald E. Nelson	✓
Christiana Smith Shi	✓
Sabrina L. Simmons		✓	✓
Malia H. Wasson	Chair		✓
Meetings in Fiscal 2023	6	5	5
Audit Committee. The Board has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements. The Board has also determined that Ms. Wasson is an “audit committee financial expert” as defined in regulations adopted by the SEC. A description of the functions performed by the Audit Committee and Audit Committee activity is set forth in the “Audit Committee Report.”
Talent and Compensation Committee. The Board has determined that each member of the Talent and Compensation Committee meets all applicable independence requirements and is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. In July 2023, the Compensation Committee elected to change their name to the Talent and Compensation Committee in light of its responsibilities and oversight outside of executive compensation. The Talent and Compensation Committee determines compensation for the Company’s executive officers and administers the Company’s 1997 Stock Incentive Plan and the 2020 Stock Incentive Plan and any executive officer incentive compensation plans, including our Executive Incentive Compensation Plan. The Talent and Compensation Committee’s processes and procedures for determining compensation for the Company’s executive officers and directors are described below in “Compensation Discussion and Analysis” and “Director Compensation,” respectively. The Talent and Compensation Committee also regularly considers human capital initiatives not just for executive officers, but for all employees.
Compensation Consultant. The Talent and Compensation Committee retained Exequity LLP (“Exequity”) as its independent outside compensation consultant from January to July of 2023. During 2023, the Talent and Compensation Committee conducted a request for proposals to evaluate outside compensation consultants as a practice of good governance and periodic review. As a result, in August 2023, the Talent and Compensation Committee retained a new independent outside compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”). The Talent and Compensation Committee chose both Exequity and FW Cook primarily because of the competence, knowledge, background, and reputation of the representatives from each who advise the Committee. The compensation consultant reports directly to the Talent and Compensation Committee. Based on direction from the Talent and Compensation Committee, the outside compensation consultant provides the Talent and Compensation Committee with:
•information about market trends in executive officer compensation;
•general information on compensation practices at other companies;
•specific data on the compensation paid to executive officers at peer companies; and
•analyses of performance measures used in incentive programs.
The outside compensation consultant also:
•assists the Talent and Compensation Committee in its evaluation of executive pay, practices and programs; and
•advises the Talent and Compensation Committee on ad hoc issues related to broad-based compensation plans.
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The outside compensation consultant reports on executive officer compensation matters and presents findings directly to the Talent and Compensation Committee, including its recommendations on compensation decisions for executive officers for the Talent and Compensation Committee’s consideration.
Compensation Committee Interlocks and Insider Participation. No member of our Talent and Compensation Committee is a past or present officer or employee of ours or any of our subsidiaries, nor has any member of our Talent and Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, which requires disclosure of certain relationships and related party transactions. Likewise, none of our executive officers have served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, where one of the other entity’s executive officers served on our Board or Talent and Compensation Committee.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become Board members and makes recommendations regarding nominations for director. The Nominating and Corporate Governance Committee will consider individuals recommended by shareholders for nomination as director in accordance with the procedures described under “Director Nomination Policy” below. The Nominating and Corporate Governance Committee also makes recommendations concerning the size, structure, composition, and membership of the Board and its committees.

Assessments and Evaluations
Board Size. The Board sets the number of directors, which shall be at least three and no more than twelve, from time to time by resolution. The Board has the flexibility to increase or decrease the size of the Board within this range as circumstances warrant. The Board currently consists of ten members. If all of the Board’s nominees are elected, the Board will consist of ten members immediately following the Annual Meeting. If any nominee is unable to serve as a director or if any director leaves the Board between annual meetings, the Board, by resolution, may reduce the number of directors or elect an individual to fill the resulting vacancy.

Annual Evaluations. Our Nominating and Corporate Governance Committee monitors the composition of our Board to ensure it is operating effectively. In order to maintain accountability for the actions of our directors, our Nominating and Corporate Governance Committee also oversees an annual self-evaluation of the Board and its committees.

Diversity. Columbia’s Corporate Governance Guidelines establish that the Nominating and Corporate Governance Committee of the Board is responsible for reviewing annually the desired skills and characteristics of new Board members and the composition of the Board as a whole. In assessing the appropriate composition of the Board, the Committee considers factors set forth in the Corporate Governance Guidelines, including diversity. Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that the Board should be a diverse body, and the Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences in its assessment. The Nominating and Corporate Governance Committee considers these and other factors as it oversees the annual Board and committee assessments.
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Board Diversity Matrix (as of April 17, 2024)
Total Number of Directors:	10
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	7	—	—
Two or More Races or Ethnicities	1	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
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Director Nominations
Director Nomination Policy. Shareholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board (see “2025 Shareholder Proposals or Nominations” for more information). In addition to shareholder recommendations, the Nominating and Corporate Governance Committee may identify potential director nominees through referrals by directors, officers, employees, and third parties, including search firms, and internal research and recruitment activities.

Director Selection and Qualifications. Following the identification of director candidates, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and determines by majority vote the candidates who the Nominating and Corporate Governance Committee believes will best serve Columbia, which candidates are then submitted to the Board for approval. In evaluating director candidates, the Nominating and Corporate Governance Committee considers a variety of factors, including the composition of the Board as a whole, the characteristics of each candidate and the performance and continued tenure of incumbent Board members. The Nominating and Corporate Governance Committee considers these factors to evaluate potential candidates regardless of the source of the recommendation. The Nominating and Corporate Governance Committee believes that director candidates should possess high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand financial statements, relevant expertise and experience, and the ability to exercise sound business judgment. Candidates must also be over 21 years of age. In addition, the Nominating and Corporate Governance Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by the SEC rules, and that a majority of the members of the Board should meet the definition of “independent director” under the applicable Nasdaq listing requirements.
Our Board believes that maintaining a strong, independent group of directors that comprises a majority of our Board is important for good governance, and nine of our ten directors currently qualify as independent. The Board believes that all of our directors should possess the qualities described in our Corporate Governance Guidelines, including integrity and moral responsibility, the capacity to evaluate strategy and reach sound conclusions and the willingness and ability to devote the time required to fulfill the duties of a director. In addition, the Board places high value on the ability of individual directors to contribute to a constructive Board environment.
The Board believes that our current directors, collectively, provide the diversity of experience and skills necessary for a well-functioning board. All of our directors have substantial senior executive-level business experience. For a more complete description of individual backgrounds, professional experiences, qualifications, and skills, see the director profiles set forth under “Proposal 1: Election of Directors” below.

Certain Relationships and Related Person Transaction
Details. Joseph P. Boyle, son of our CEO, is employed by Columbia as Executive Vice President, Columbia Brand President. In 2023, Joseph P. Boyle received an annualized salary of $605,000 as Executive Vice President, Columbia Brand President and was eligible to receive bonus, equity and employment benefits available to other executive officers. The Nominating and Corporate Governance Committee reviewed and ratified Joseph P. Boyle’s compensation arrangements.
In 2023, Molly E. Boyle, daughter of our CEO and sister of Joseph P. Boyle, was employed by Columbia as Senior Manager - eCommerce Buying for the SOREL brand in North America. In such role, Ms. Boyle received an annualized salary of $157,883 and was eligible to receive bonus, equity and employment benefits available to other employees of similar rank. The Nominating and Corporate Governance Committee reviewed and ratified Ms. Boyle’s compensation arrangements.
In January 2016, Columbia entered into an aircraft arrangement, whereby it subleases an aircraft from Alvador, LLC, a limited liability company wholly owned by our CEO and his wife. Under the terms of the sublease, Columbia pays Alvador, LLC $3,500 per flight hour. Columbia paid Alvador, LLC $94,500 for use of the aircraft in 2023. Under the terms of the arrangement, Columbia has also engaged an entity unaffiliated with our CEO to provide pilot services for operation of the aircraft. Columbia also incurred an aggregate $12,000 in fees for monthly pilot services, which were paid to the unaffiliated entity. The Nominating and Corporate Governance Committee believes that these arrangements are on terms at least as fair to Columbia as those that would have been available in arm’s-length negotiated transactions.

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Approval Process. Our Nominating and Corporate Governance Committee generally approves in advance any transactions with an officer, director, greater-than-5% shareholder, or any immediate family member of an officer, director, or greater-than-5% shareholder (each, a “related person”) pursuant to our written related person transaction approval policy. A “related person transaction” is any actual or proposed transaction or series of transactions, since the beginning of the last fiscal year, amounting to more than $120,000 in which Columbia was or is to be a participant, and in which a related person has or will have a direct or indirect material interest. Our policy requires that the Nominating and Corporate Governance Committee review the material facts of any transaction that could potentially qualify as a “related person transaction” and either approve or disapprove of our entry into the transaction. If advance Nominating and Corporate Governance Committee approval is not feasible, the related person transaction is considered, and if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Nominating and Corporate Governance Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated person in the same or similar circumstances and the extent of the related person’s direct or indirect interest in the transaction. If a related person transaction is ongoing, the Nominating and Corporate Governance Committee may establish guidelines for management to follow in its ongoing dealings with the related person. Thereafter, the Nominating and Corporate Governance Committee reviews and assesses ongoing relationships with the related person annually to confirm they are in compliance with the Nominating and Corporate Governance Committee’s guidelines and are appropriate.
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DIRECTOR COMPENSATION

Director Compensation Philosophy
Our director compensation program is intended to enable us to:
❖    attract and retain qualified non-employee directors by providing compensation that is competitive with other companies; and
❖    align directors’ interests with shareholders’ interests by including equity as a significant portion of each non-employee director’s compensation package.
In setting director compensation, we consider compensation offered to directors from a peer group, the amount of time that our directors spend providing services to us and the experience, skill and expertise that our directors have. Directors who are employees of Columbia receive no separate compensation for their service as directors.
A peer group was approved by the Talent and Compensation Committee in April 2021 that applied for purposes of setting both executive officer and Board 2023 compensation (the “Executive Compensation Peer Group”). The Executive Compensation Peer Group comprises the apparel, footwear and retail companies set forth in “Compensation Discussion and Analysis—Overview of Executive Compensation Program—Executive Compensation Market Analysis” below.

Non-Employee Director Compensation
Overview of Compensation. In connection with the periodic review of the director compensation program in 2023, the Talent and Compensation Committee recommended, and the Board approved, changes to the director compensation program to (i) increase the annual board service fee from $75,000 to $80,000, (ii) increase the annual chair fee for the Talent and Compensation Committee from $20,000 to $30,000, (iii) increase the annual chair fee for the Audit Committee from $20,000 to $40,000, (iv) increase the lead independent director fee from $25,000 to $50,000 and (v) increase the annual equity award value from $150,000 to $160,000. These changes were effective on June 8, 2023, the date of our 2023 Annual Meeting of Shareholders. The period of time from the annual meeting of shareholders to the next year’s annual meeting of shareholders represents an annual service term.
As a result of the above changes, each director who was not a Columbia employee was eligible to receive the following for service during the 2023-2024 Board term:
❖    Service Fees
▪an $80,000 annual board service fee
▪a $10,000 annual committee service fee for each committee on which the director serves as a member
▪a $20,000 annual committee chair fee for the Nominating and Corporate Governance Committee on which the director serves as chair
▪a $30,000 annual committee chair fee for the Talent and Compensation Committee on which the director serves as chair
▪a $40,000 annual committee chair fee for the Audit Committee on which the director serves as chair
▪a $50,000 annual lead independent director fee for the director serving in this role
Annual cash fees are paid quarterly following the date the director is appointed to the Board or elected by shareholders at our annual meeting of shareholders.
Prior to each annual service term, directors may elect to receive RSUs in lieu of all or half of the $80,000 annual board service fee that vest in full on May 1 following the date of grant. For the annual 2023-2024 service term, three of our non-employee directors elected to receive RSUs in lieu of half of their $80,000 annual board service fee for the one-year term following our annual meeting, and one of our non-employee directors elected to receive RSUs in lieu of his entire $80,000 annual board service fee for the same period.
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❖    Merchandise Allowance
▪a $3,500 Company merchandise allowance
❖    An Annual Equity Award
▪time-based RSUs valued at $160,000 based on the closing market price of our common stock on the date of grant, reduced by the present value of dividends not received during the vesting period
The annual equity award is granted immediately following the election of directors at each annual meeting of shareholders. One hundred percent of the shares of RSUs vest (subject to postponement for weekends and Nasdaq holidays) on May 1 of the year following the year in which the annual equity award was granted.

Reimbursements and Expenses. Non-employee directors are reimbursed for reasonable out-of-pocket expenses (including costs of travel, food and lodging) incurred in attending Board, committee and shareholder meetings. Non-employee directors are also reimbursed for participation in director education programs.

2023 Non-Employee Director Compensation Table. The following table summarizes the compensation paid to each non-employee director in 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	All Other Compensation(2) ($)	Total ($)
Stephen E. Babson(3)	63,750	200,122	—	3,500	267,372
Andy D. Bryant(3)	106,250	200,122	—	3,500	309,872
John W. Culver(3)	10,000	240,116	—	3,500	253,616
Kevin Mansell	107,500	160,052	—	3,500	271,052
Ronald E. Nelson(3)	48,750	200,122	—	3,500	252,372
Christiana Smith Shi	87,500	160,052	—	3,500	251,052
Sabrina L. Simmons	97,500	160,052	—	3,500	261,052
Malia H. Wasson	117,500	160,052	—	3,500	281,052
(1)The amounts set forth in the “Stock Awards” column in the table above reflect the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation (FASB ASC Topic 718), excluding the effect of any estimated forfeiture rate. These amounts may not correspond to the actual value eventually realized by the director, which depends in part on the market value of our common stock in future periods. Assumptions used in the calculation of these amounts are described in the Notes to Consolidated Financial Statements included in Columbia’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC. The following table sets forth the aggregate number of shares subject to unvested stock awards and the aggregate number of shares subject to option awards held as of December 31, 2023 by each of our directors:

Name	Stock Awards Outstanding	Option Awards Outstanding
Timothy P. Boyle	—	79,284
Stephen E. Babson	2,617	24,239
Andy D. Bryant	2,617	9,337
John W. Culver	3,140	944
Kevin Mansell	2,093	5,595
Ronald E. Nelson	2,617	26,789
Christiana Smith Shi	2,093	—
Sabrina L. Simmons	2,093	6,852
Malia H. Wasson	2,093	8,709
(2)The amounts set forth in the “All Other Compensation” column consist of the annual merchandise allowance.
(3)Messrs. Babson, Bryant and Nelson elected to receive RSUs in lieu of $40,000 of the annual board service fee due to them for the annual service term beginning June 8, 2023. Mr. Culver elected to receive RSUs in lieu of $80,000 of the annual board service fee due to him for the annual service term beginning June 8, 2023.

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Board Stock Ownership Guidelines. On January 26, 2018, the Board adopted stock ownership guidelines for all non-employee directors. Under the guidelines, non-employee directors are encouraged to hold at a minimum the lesser of Columbia stock valued at five times their annual board service fee, or 5,200 shares. Non-employee directors elected prior to January 26, 2018 were expected to attain these ownership levels by January 26, 2023 and new non-employee directors within five years of their election to the Board. All non-employee directors elected prior to January 26, 2018 have achieved the ownership levels set forth in the guidelines.
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PROPOSAL 1: ELECTION OF DIRECTORS
A Board of ten directors will be elected at the Annual Meeting. The directors are elected at each annual meeting to serve until the next annual meeting or until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR ALL of the following nominees: Mss. Christiana Smith Shi, Sabrina L. Simmons and Malia H. Wasson, and Messrs. Timothy P. Boyle, Stephen E. Babson, Andy D. Bryant, John W. Culver, Charles D. Denson, Kevin Mansell, and Ronald E. Nelson. Each nominee is a current director of Columbia. If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes. Set forth below are the name, age and occupation of each of the nominees. Specific skills contributing to the nominee’s overall qualifications as a member of the Board are also highlighted. Proxies may not be voted for a greater number of persons than the number of nominees named below.

Name	Principal Occupation, Other Directorships and Qualification Highlights

Timothy P. Boyle
Mr. Boyle (age 74) has served on the Board since 1978 and was appointed Chairman of the Board in January 2020. Mr. Boyle joined Columbia in 1971 as General Manager, has served as Chief Executive Officer since 1988, and reassumed the role of President in 2017, which he had previously held from 1988 to 2015. Mr. Boyle is a member of the board of directors of Northwest Natural Holding Company (NYSE: NWN), and its subsidiary, Northwest Natural Gas Company, and formerly served on the board of directors of Craft Brew Alliance, Inc. Mr. Boyle is Joseph P. Boyle’s father. Mr. Boyle has spent his entire business career growing Columbia into a global leader in outdoor, active and everyday lifestyle apparel, footwear, accessories, and equipment products. Mr. Boyle’s customer relationships, market knowledge and breadth of experience performing nearly every function within Columbia has resulted in a deep understanding of the business issues facing Columbia.

Stephen E. Babson
Mr. Babson (age 73) has served on the Board since 2002. Mr. Babson chairs the Compensation Committee. Mr. Babson is a Managing Director of Endeavour Capital, a Northwest private equity firm, which he joined in 2002. Prior to 2002, Mr. Babson was an attorney at Stoel Rives LLP. Mr. Babson joined Stoel Rives in 1978, was a partner from 1984 to 2002, and served as the firm’s chairman from 1999 to 2002. Mr. Babson serves on a number of boards of privately-held companies, including ATL Technology, LLC, Peninsula Holdings, LLC and ENTEK Technology Holdings LLC. Mr. Babson brings a combination of financial and legal expertise to the Board. His experience in a private equity firm provides Columbia with valuable insights related to capital markets, strategic planning and financial integrity.

Andy D. Bryant
Mr. Bryant (age 73) has served on the Board since 2005. Mr. Bryant co-chairs the Nominating and Corporate Governance Committee and has served as Lead Independent Director since January 2020. Mr. Bryant served as Chairman of the Board of Intel Corporation from 2012 to 2020. Mr. Bryant joined Intel Corporation in 1981 and held several leadership roles, including Vice Chairman of the Board of Directors from 2011 to 2012 and Executive Vice President and Chief Administrative Officer from 2007 until 2012. Mr. Bryant is a former director of Silver Crest Acquisition Corporation and McKesson Corporation. Mr. Bryant’s years of experience at a large, global public company provide operational, strategic planning and financial expertise to the Board.

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John W. Culver
Mr. Culver (age 63) has served on the Board since 2021. Mr. Culver served as Group President, North America and Chief Operating Officer of Starbucks Corporation through 2022. Mr. Culver joined Starbucks Corporation in 2002 as Vice President; General Manager, Foodservice and held various positions after, including Group President, International, Channel Development and Global Coffee, Tea & Cocoa from 2018 to 2021. Mr. Culver serves on the board of Kimberly-Clark Corporation (NYSE: KMB). Mr. Culver brings a combination of global public company and operational and strategic planning expertise to the Board.

Charles D. Denson
Mr. Denson (age 67) has served on the Board since January 2024. Mr. Denson is the Chairman of the Board of Directors of Funko, Inc. (Nasdaq: FNKO), where he has served as a director since its formation in 2017, in addition to serving as a director of FAH, LLC since 2016. Mr. Denson has served as the President and Chief Executive Officer of Anini Vista Advisors, an advisory and consulting firm, since 2014. From 1979 to 2014, Mr. Denson held various positions at NIKE, Inc., where he was appointed to several management roles, including President of the NIKE Brand, which he held from 2001 to 2014. Mr. Denson brings robust footwear and apparel market, direct-to-consumer, and wholesale experience to the Board.

Kevin Mansell
Mr. Mansell (age 71) has served on the Board since 2019. Mr. Mansell co-chairs the Nominating and Corporate Governance Committee. Mr. Mansell spent over 35 years at Kohl’s Corporation, most recently serving as its Chairman, Chief Executive Officer and President prior to retiring in 2018. Mr. Mansell began his retail career in 1975 with the Venture Store Division of May Department Stores, where he held a number of positions in buying and merchandising. He joined Kohl’s Corporation in 1982 and served in several management roles, including President from 1999, Chief Executive Officer from 2008 and Chairman of the Board of Directors from 2009 until his retirement in 2018. Mr. Mansell serves as Chairman of the Board and Chair of the Compensation and Talent Management Committee of Fossil Group, Inc. (Nasdaq: FOSL) and is the former Chair of the Board of Directors of Chicos FAS, Inc. Mr. Mansell brings a combination of retail, public company, strategic and financial expertise to the Board.

Ronald E. Nelson
Mr. Nelson (age 81) has served on the Board since 2011. He joined NIKE, Inc. in 1976 and went on to serve as Vice President from 1982 to 1997, overseeing a wide variety of operations, including NIKE’s early advertising, promotions and retail operations, global footwear sourcing and financing, and the global apparel division, and he served as President of NIKE’s Japanese subsidiary from 1995 to 1997, retiring from NIKE in 1997. Mr. Nelson served as an advisory board member to Columbia in the 1970s. Mr. Nelson’s broad and deep experience within the apparel and footwear industry provides the Board with insights and guidance regarding our global supply chain, marketing and growth strategies.

Christiana Smith Shi
Ms. Shi (age 64) has served on the Board since 2022. Ms. Shi is Principal at Lovejoy Advisors, LLC, an advisory services firm focused on digitally transforming consumer and retail businesses, which she founded in 2016. Ms. Shi joined NIKE, Inc. in 2010 and most recently served as President, Direct-to-Consumer from 2013 until her retirement in 2016. Prior to that, Ms. Shi spent 24 years at McKinsey & Company in various roles, including Director and Senior Partner from 2000 to 2010. Ms. Shi began her career at Merrill Lynch & Company in 1981. Ms. Shi currently serves on the Board of Directors of United Parcel Service, Inc. (NYSE: UPS). She served on the Boards of Directors of Williams-Sonoma, Inc. until 2019 and Mondelēz International, Inc. until 2023. Ms. Shi brings robust footwear and apparel industry and direct-to-consumer experience to the Board.

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Sabrina L. Simmons
Ms. Simmons (age 60) has served on the Board since 2018. She served as Executive Vice President and Chief Financial Officer of Gap, Inc. from 2008 until 2017. Previously, Ms. Simmons also served in the following positions at Gap: Executive Vice President, Corporate Finance from 2007 to 2008, Senior Vice President, Corporate Finance and Treasurer from 2003 to 2007, and Vice President and Treasurer from 2001 to 2003. Prior to that, Ms. Simmons served as Chief Financial Officer and an executive member of the board of directors of Sygen International PLC, and was Assistant Treasurer at Levi Strauss & Co. Ms. Simmons currently serves as a member of the board of directors and chair of the audit committee of each of Coursera, Inc. (NYSE: COUR) and Petco Health and Wellness Company, Inc. (Nasdaq: WOOF). Ms. Simmons formerly served on the board of e.l.f. Beauty, Inc. and Williams-Sonoma, Inc. Ms. Simmons brings a combination of public company, global retail and financial experience to the Board.

Malia H. Wasson
Ms. Wasson (age 65) has served on the Board since 2015. Ms. Wasson chairs the Audit Committee, and the Board has designated Ms. Wasson as an “audit committee financial expert.” Ms. Wasson worked at U.S. Bank of Oregon for over 25 years, serving as President of U.S. Bank’s Oregon and Southwest Washington operations from 2005 to 2015. In addition to her role as President, she led the Oregon Commercial Banking group for U.S. Bank, which provides a wide variety of financial services to middle market companies. Currently, Ms. Wasson is the Chief Executive Officer of Sand Creek Advisors LLC, which provides business consulting to CEOs of public and private companies. Ms. Wasson serves as Chair of the board of directors and as a member of the governance committee of Northwest Natural Holding Company (NYSE: NWN), as well as Chair of the board of directors of its subsidiary, Northwest Natural Gas Company. Ms. Wasson’s extensive experience in commercial banking, finance and accounting, as well as local and regional leadership, enables her to provide insight and advice to Columbia on strategic matters including mergers and acquisitions, consumer and commercial businesses, regulatory, marketing, public and government policy and relations, media relations, change management and human capital management and diversity.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends that shareholders vote FOR ALL the nominees named in this Proxy Statement.
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AUDIT COMMITTEE REPORT
Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and for maintaining appropriate financial reporting controls and procedures designed to reasonably ensure such integrity. As described more fully in its charter, the Audit Committee’s role is to assist the Board in its governance, guidance and oversight regarding the financial information provided by the Company to the public or governmental bodies, the Company’s systems of internal controls and the Company’s auditing, accounting and financial reporting processes in general. A copy of the Audit Committee’s charter, which is reviewed and reassessed by the Audit Committee on an annual basis, is available at https://investor.columbia.com.
Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the relationship between the Company and its independent registered public accounting firm, including appointment of the independent registered public accounting firm, reviewing and pre-approving the scope of services and related fees to be paid to the independent registered public accounting firm and assessing the independent registered public accounting firm’s independence. The Audit Committee regularly meets with management and the Company’s independent registered public accounting firm to discuss, among other things, the preparation of the financial statements, including key accounting and reporting issues.
The Audit Committee has:
•reviewed and discussed with management and Deloitte the audited financial statements and audit of internal control over financial reporting;
•discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC;
•received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Deloitte the independent registered public accounting firm’s independence from the Company and its management; and
•reviewed and approved the fees paid to Deloitte for audit and non-audit services and discussed whether Deloitte’s provision of non-audit services was compatible with maintaining its independence.
In considering the nature of the non-audit services provided by Deloitte, the Audit Committee determined that these services are compatible with the provision of independent audit services.
Based on the Audit Committee’s review and the meetings, discussions and communications described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2023 be included in the Company’s Annual Report on Form 10-K.

Members of the Audit Committee:
Malia H. Wasson—Chairman
Andy D. Bryant
Charles D. Denson
Ronald E. Nelson
Christiana Smith Shi

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PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2024 fiscal year, subject to ratification of the selection by our shareholders at the Annual Meeting.

Principal Accountant Fees and Services
For work performed in regard to fiscal years 2023 and 2022, we incurred the following fees for services provided by Deloitte, as categorized below:

	2023	2022
Audit Fees(1)	$2,837,148	$2,791,865
Tax Fees(2)	$6,349	$62,130
All Other Fees	$—	$—
Total	$2,843,497	$2,853,995
(1)Fees for audit services billed to Columbia by Deloitte in 2023 and 2022, which consisted of: audit of Columbia’s annual financial statements and internal controls over financial reporting, reviews of Columbia’s quarterly financial statements and statutory audits.
(2)Fees for tax services billed to Columbia by Deloitte in 2023 and 2022, which consisted of: federal tax return compliance assistance and foreign tax compliance, planning and advice.
Representatives of Deloitte are expected to be at the Annual Meeting and will be available to respond to appropriate questions. They do not plan to make a statement but will have an opportunity to make a statement if they wish.

Pre-Approval Policy
All of the services performed by Deloitte in 2023 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditors may perform. The policy requires the Audit Committee to review at each regularly scheduled Audit Committee meeting (a) a description of the services provided or expected to be provided by the independent registered public accounting firm in each of the Disclosure Categories and the related fees and costs, and (b) a list of newly requested services subject to pre-approval since the last regularly scheduled meeting. Generally, pre-approval is provided at regularly scheduled meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chair of the Audit Committee. The Chair provides an update to the Audit Committee at the next regularly scheduled meeting of any services for which she granted specific pre-approval.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends that shareholders vote FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2024.
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COMPENSATION COMMITTEE REPORT
The Talent and Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on its review and the discussions, the Talent and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and this Proxy Statement.

Members of the Talent and Compensation Committee:
Stephen E. Babson—Chairman
John W. Culver
Kevin Mansell
Sabrina L. Simmons

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EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis, or CD&A, discusses our compensation program for the executives identified as our named executive officers in the 2023 Summary Compensation Table and below.

2023 NAMED EXECUTIVE OFFICERS
Timothy P. Boyle	Chairman, President and Chief Executive Officer (“CEO”)
Jim A. Swanson	Executive Vice President and Chief Financial Officer (“CFO”)
Joseph P. Boyle	Executive Vice President, Columbia Brand President
Peter J. Bragdon	Executive Vice President, Chief Administrative Officer (“CAO”) and General Counsel
Steven M. Potter	Executive Vice President, Chief Digital Information Officer
In this CD&A, the terms “we,” “us,” “our,” “Columbia,” and the “Company” refer to Columbia Sportswear Company and not to the Talent and Compensation Committee. The compensation programs for our named executive officers also generally apply to our other senior officers, who are based in the U.S., and references in this CD&A to executive officers generally include the named executive officers and our other senior officers who are based in the U.S.
Executive Summary
In 2023, net sales increased 1% to $3,487.2 million from $3,464.2 million in 2022. Operating income decreased 21% to $310.3 million, or 8.9% of net sales, compared to 2022 operating income of $393.1 million, or 11.3% of net sales. Net income decreased 19% to $251.4 million, or $4.09 per diluted share, compared to net income of $311.4 million, or $4.95 per diluted share, in 2022.
Management also successfully executed its inventory management plan in 2023 by reducing inventories 27% compared to December 31, 2022.
Columbia’s executive compensation program aims to reward performance. Our named executive officer compensation in 2023 consisted of (a) base salary, (b) short-term incentive compensation, (c) long-term incentive compensation, and (d) benefits. As a result of the financial performance of the Company in 2023, the Company’s short-term incentive cash plan for executive officers, the Executive Incentive Compensation Plan, paid out to executive officers at 33% of target, with additional amounts payable in connection with individual performance. In 2023, the Talent and Compensation Committee awarded RSUs and PRSUs to Messrs. Bragdon, Potter and Swanson, and stock options to Messrs. Joseph P. Boyle, Bragdon, Potter, and Swanson, consistent with its historical approach for these executives. Mr. Joseph P. Boyle received 100% stock options due to his level of stock ownership. Because our CEO holds a significant amount of our common stock, he typically does not receive equity compensation grants (other than in 2021) and instead continued to receive in 2023 a long-term incentive cash award tied to the same multi-year operating goals to which the vesting of PRSU awards for the other executive officers is subject.
There were no PRSUs or, for our CEO, long-term incentive cash awards, with performance periods ended December 31, 2023 for any of our named executive officers as a result of option grants being awarded instead of PRSU awards or long-term incentive cash awards in 2021.

Overview of Executive Compensation Program
In this CD&A, we describe our overall compensation philosophy, objectives and practices. Our compensation philosophy and objectives generally apply to all of our employees, and most of our key employees are eligible to participate in the three main components of our compensation program: base salary, annual, short-term incentive compensation, and long-term incentive compensation. The relative value of each of these components of our compensation program varies from year to year and for each individual employee, depending on our financial and stock price performance, the employee’s role and responsibilities and competitive market data.
Compensation Objectives. We believe leadership and motivation of our executive officers strengthen our enterprise. We aim to offer a compensation program that motivates our leaders to deliver shareholder value by remaining focused on our strategic priorities as a brand-led, consumer-first organization.
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Compensation Program Design. Our executive compensation program is designed to reward our executive officers competitively when they achieve targeted performance goals, increase shareholder value and maintain long-term careers with us. In our view, a competitive pay package in our industry includes:

❖	a salary that provides for a minimum level of compensation for an executive officer;
❖	a meaningful performance-based bonus tied to achievement of corporate and individual objectives;
❖	long-term incentives that offer significant rewards for achievement of multi-year financial objectives and sustained increases in the market price of our common stock; and
❖	benefits that aim to be competitive with those that are offered by companies similar to ours.
The total compensation package for our executive officers is substantially weighted toward incentive compensation tied to corporate and individual performance. Therefore, when targeted performance levels are not achieved or our stock price decreases, executive officer realized compensation may be significantly reduced. When targeted performance levels are exceeded or our stock price increases, executive officer realized compensation may be commensurately increased.
Risk and Compensation. We believe our compensation programs for executive officers are designed to encourage prudent risk-taking to achieve long-term growth in shareholder value. A variety of principles and practices contribute to the alignment of our executive compensation programs with our overall risk profile, including the following:

Principle	Practice
Governance	All Talent and Compensation Committee members are independent, non-employee directors.
Program Design	The Talent and Compensation Committee retains its own independent compensation consultant.
Our programs are designed to drive achievement of our strategic objectives, short- and long-term financial performance and growth in shareholder value, while also promoting the attraction and retention of executive talent.
Our programs balance strategic, financial and shareholder measures.
Our programs balance short- and long-term performance and cash and equity compensation.
The vesting periods of long-term incentives provide long-term alignment with shareholders.
Maximum amounts payable generally are established under performance-based incentive programs.
The presence of compensation risk mitigating policies and practices including a recoupment policies and executive and non-employee director stock ownership guidelines.

Program Implementation and Management
Our Talent and Compensation Committee generally establishes financial performance goals at the beginning of a performance period and evaluates achievement against the goals at the end of the performance period.

Our Talent and Compensation Committee annually reviews all elements of executive compensation, with the assistance of its independent compensation consultant.

Base salaries and annual adjustments for executive officers are generally based on market practices and our financial condition and aim to provide target total compensation that is competitive with other similarly sized companies.

Annual cash incentive payouts have varied over time, commensurate with business and individual executive performance.
Long-term incentive payouts have varied over time based on both the Company’s financial performance and stock price performance, which align management interests with shareholder interests by tying compensation of certain executive officers in part to long-term shareholder returns.
Our executive compensation program processes are established by the Talent and Compensation Committee and are monitored by the Company’s human resources, finance and legal functions.
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Components of Compensation. For 2023, our compensation program for our named executive officers included the following primary components:

❖	base salary;
❖	annual, short-term incentive compensation; and
❖	long-term incentive compensation, consisting of equity-based compensation in the form of stock options, time-based RSUs, PRSUs or, for our CEO, long-term cash incentive compensation.
These components constitute what we refer to as “total direct compensation” with respect to each named executive officer. We also provide compensation for our named executive officers in the form of various other employee benefits and perquisites, most of which are generally available to all of our U.S. employees.
Each of the elements of our compensation program helps us achieve the objectives of our program, and we believe that, together, they have been, and will continue to be, effective in achieving our overall objectives.
Compensation Process. The Talent and Compensation Committee approves all named executive officer compensation decisions. Each year, the Talent and Compensation Committee reviews and evaluates the compensation paid to our named executive officers and determines the base salary, target bonus and target long-term incentive awards for each.
The use and weight of each compensation component is based on a subjective determination by the Talent and Compensation Committee of the importance of each component in meeting our overall objectives, as well as market conditions. In general, for our named executive officers, the Talent and Compensation Committee seeks to put a significant amount of each named executive officer’s potential total direct compensation “at risk” based on corporate performance, individual performance and stock price. We consider stock options and time-based RSUs “at risk,” as they are subject to stock market fluctuations and long-term vesting schedules.
In 2023, target cash compensation (base salary and short-term incentive compensation) for our named executive officers, other than our CEO, represented approximately 52% to 65%, and consequently non-cash compensation represented approximately 35% to 48%, of each such named executive officer’s potential total compensation at target performance levels. Target annual compensation for our CEO in 2023 was payable solely in cash, with approximately 75% “at risk” based on corporate and individual performance. Of our CEO’s “at risk” target cash compensation for 2023, 29% related to target short-term incentive compensation and 46% related to target long-term incentive compensation.
Executive Compensation Market Analyses. As part of its process for determining compensation for our named executive officers, the Talent and Compensation Committee reviews compensation analyses (“Compensation Market Analyses”) provided by its independent compensation consultant. Historically, including for setting 2023 named executive officer target total direct compensation levels, Compensation Market Analyses have been based on published survey data reviewed by the independent compensation consultant, including general industry survey and retail surveys available through third parties. In April 2021, the Talent and Compensation Committee determined that the Compensation Market Analyses should also include a peer group analyses (“Peer Group-based Analyses”) going forward. The Talent and Compensation Committee approved the following Executive Compensation Peer Group in April 2021, which continued to apply for 2023. The Executive Compensation Peer Group includes companies of roughly similar size (primarily based on revenue generally equal to 0.5 to 2.5 times that of Columbia) in related industries:

Executive Compensation Peer Group
Abercrombie & Fitch Co.	Levi Strauss & Co.
American Eagle Outfitters. Inc.	Lululemon Athletica Inc.
Carters, Inc.	Oxford Industries, Inc.
Deckers Outdoor Corp.	Ralph Lauren Corp.
G-III Apparel Group, Ltd.	Skechers USA, Inc.
Guess?, Inc.	Steve Madden, Ltd.
Hanesbrands Inc.	Under Armour, Inc.
Kontoor Brands, Inc.	Urban Outfitters, Inc.
Lands' End, Inc.	Wolverine World Wide, Inc.
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The purpose of the Executive Compensation Peer Group, which relies on publicly disclosed proxy data, is to approximate the labor market for outside top five executive talent and outside director pay. The Executive Compensation Peer Group is not meant to replace survey data, but to provide additional context.
Compensation Market Analyses provided by the independent compensation consultant included an estimate of the market 25th percentile, median and 75th percentile positions for base salary, target total cash compensation (the sum of base salary and target annual bonus) and target total direct compensation (the sum of target total cash and long-term incentive award value) for each of our named executive officers. Although the Talent and Compensation Committee does not target a specific market position, it considers the median, or 50th percentile, of the Compensation Market Analyses as one among many factors in its subjective analysis regarding the competitive, reasonable and appropriate levels of compensation for our named executive officers, and is guided by, and seeks to promote, the best interests of the Company and its shareholders.
Other Factors. The Talent and Compensation Committee also considers several factors other than the Compensation Market Analyses when determining appropriate compensation levels for each executive officer, including:
•the Talent and Compensation Committee’s analyses of competitive compensation practices;
•individual performance in light of Company goals and objectives relevant to executive compensation;
•individual leadership, experience, expertise, skills, and knowledge;
•compensation of other executive officers with similar experience and/or responsibilities;
•labor market conditions in the relevant geography (which affect the compensation required to attract and retain key talent); and
•analyses and advice from its independent compensation consultant, including practices and program design at companies in the Executive Compensation Peer Group.
The Talent and Compensation Committee’s approach to evaluating these factors is subjective and not formulaic, and the Talent and Compensation Committee may place more or less weight on a particular factor when determining a specific named executive officer’s compensation.
The Talent and Compensation Committee may consider, in addition to the factors described above:
•the individual’s accumulated vested and unvested equity awards;
•the vesting schedule of the individual’s outstanding equity awards, including the likelihood of vesting and at what level (in the case of PRSUs), and, for our CEO, long-term incentive cash awards;
•a comparison of individual equity awards between executive officers and in relation to other compensation elements;
•potential shareholder dilution resulting from stock awards to employees;
•total accounting expense resulting from executive compensation;
•shareholders’ advisory votes on executive compensation; and
•past levels of compensation awarded and earned.
In determining the total compensation for each named executive officer other than our CEO, the Talent and Compensation Committee considers the specific recommendations of our CEO and our Executive Vice President, Corporate Affairs and Chief Human Resources Officer and other factors it deems relevant. Recommendations to the Talent and Compensation Committee typically include discussion of the role and responsibilities of the executive officer within the Company, the performance of the executive officer, the expected future contributions of the executive officer, the executive officer’s own expectations, and competitive and market considerations. Although our CEO makes recommendations regarding the compensation of the other named executive officers, he does not participate in the discussions concerning his own compensation.

Analysis of 2023 Named Executive Officer Compensation
General. The Compensation Market Analyses for 2023 provided to the Talent and Compensation Committee identified relevant market survey data for all our named executive officers.
The 2023 Target Total Direct Compensation table below summarizes the target total direct compensation levels established by the Talent and Compensation Committee at the beginning of 2023. Following the table, we discuss each compensation element summarized in the table.
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2023 Target Total Direct Compensation

Name	Annual Salary ($)	Target Short-Term Incentive Bonus (as a % of Annual Salary)	Target Total Cash Compensation ($)	Target Long-Term Incentive Cash Compensation(1) ($)	Target Equity Incentive Compensation(2) ($)	Target Total Direct Compensation ($)
Timothy P. Boyle	1,080,000	120	2,376,000	2,000,000	—	4,376,000
Jim A. Swanson	625,000	70	1,062,500	—	1,000,108	2,062,608
Joseph P. Boyle	605,000	70	1,028,500	—	550,005	1,578,505
Peter J. Bragdon	650,000	80	1,170,000	—	925,192	2,095,192
Steven M. Potter	680,000	70	1,156,000	—	725,145	1,881,145
(1)Target Long-Term Incentive Cash Compensation equals the target value of the long-term cash incentive award for Timothy P. Boyle.
(2)Target Equity Incentive Compensation equals the estimated and probable fair value of stock options, time-based RSUs and PRSUs granted during 2023.
As part of the Talent and Compensation Committee’s analysis in establishing 2023 compensation, it noted that, assuming that the target short-term cash incentive compensation levels and equity-based incentive performance targets were achieved for Messrs. Joseph P. Boyle, Bragdon, Potter, and Swanson, target total direct compensation (annual salary plus short-term cash incentive compensation plus the estimated and probable fair value of equity incentives) ranged between 1% below and 12% above the competitive market median. The Talent and Compensation Committee also noted that our CEO’s total direct compensation was substantially below the competitive market median, reflecting the fact that our CEO typically does not receive grants of equity-based incentives because he owns a substantial amount of our common stock. As a result of this analysis, the Talent and Compensation Committee made certain changes to the base salary for our CEO and Messrs. Joseph P. Boyle, Bragdon, Potter, and Swanson (see “Base Salary” below) and to our CEO’s short-term incentive compensation bonus target (see “Short-term Incentive Compensation” below).
Excluding our CEO, who did not receive equity-based incentives, the target direct compensation of our named executive officers for 2023 consisted, on average, of the following proportions of components: 34% in base salary, 24% in target short-term incentive compensation and 42% in long-term equity-based incentives. The Talent and Compensation Committee believes that our compensation program for the named executive officers is aligned with shareholders’ interests as a result of the significant variable and long-term structure of target total direct compensation and the manner in which the variable compensation is determined.
Base salary. We provide an annual base salary to each named executive officer based in large part on job responsibility, experience level, individual performance, and the amount and nature of the other compensation paid to the named executive officer. The Talent and Compensation Committee reviews each named executive officer’s salary annually and makes adjustments when appropriate to reflect competitive market factors, individual factors described above under “Compensation Process” and the overall economic environment. As a result of such review, in January 2023, the Talent and Compensation Committee approved a merit increase of 4% for Messrs. Timothy P. Boyle and Bragdon, 5.1% for Mr. Joseph P. Boyle and 4.3% for Mr. Potter. Mr. Swanson received a merit increase of 9.8%, representing a market adjustment informed by the Peer Group-based Analyses.
Short-term incentive compensation. The Talent and Compensation Committee has established an Executive Incentive Compensation Plan for executive officers that provides for annual incentive cash bonuses to motivate and reward achievement of Company and personal objectives.
The following table summarizes the various components of the potential 2023 bonus payouts under the Executive Incentive Compensation Plan as approved by the Talent and Compensation Committee in early 2023.
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2023 Executive Incentive Compensation Plan Bonus Components

Name	Target Bonus (as a % of Annual Salary)(1)	Individual Performance Component (as a % of Target Bonus)(2)	Company Performance Component (as a % of Target Bonus)(3)	Threshold Company Performance Payout (as % of Company Performance Component)	Maximum Company Performance Payout (as % of Company Performance Component)
Timothy P. Boyle	120%	20%	80%	25%	200%
Jim A. Swanson	70	20	80	25	200
Joseph P. Boyle	70	20	80	25	200
Peter J. Bragdon	80	20	80	25	200
Steven M. Potter	70	20	80	25	200
(1)Target bonus is calculated based on plan year eligible earnings for each named executive officer.
(2)The Individual Performance Component is paid out to the extent individual performance objectives are met or exceeded and Company performance is at least 65% of the corporate performance target established by the Talent and Compensation Committee. Maximum payout is limited to 100% of the Individual Performance Component.
(3)For 2023, the Company Performance Component was paid out to the extent Company performance was at least 70% of the corporate bonus target up to a maximum of 120% of the corporate performance target established by the Talent and Compensation Committee.
In the compensation review conducted in January 2023, the Talent and Compensation Committee considered market survey data as one among many factors in its subjective analysis regarding the appropriate bonus target for each named executive officer. For 2023, Mr. Timothy P. Boyle’s target bonus was increased from 110% to 120%. The target bonus percentages for the other named executive officers remained the same for 2023 as they were in 2022.
The amount of the actual cash bonus paid under the plan to each named executive officer is based on the extent to which (i) the Company meets or exceeds the corporate performance target, and (ii) the named executive officer meets or exceeds his individual performance objectives. No amounts under the plan are guaranteed. If minimum thresholds are not met, corporate performance component payouts under the plan would be zero, and if 65% of the corporate performance target is not met, individual performance component payouts under the plan would also be zero. The Talent and Compensation Committee generally may reduce or eliminate the amount payable under the Executive Incentive Compensation Plan to a named executive officer based on factors that it determines warrant such a reduction or elimination. Historically, the Talent and Compensation Committee has not exercised this discretion to any significant degree. Under the plan, the Talent and Compensation Committee has no discretion to increase any amount payable to a named executive officer.
Company Performance Component.
The Talent and Compensation Committee intends to set the corporate performance target levels so that they are challenging yet attainable from year to year and tied to driving strong operational performance. The Talent and Compensation Committee generally establishes targets early in the fiscal year based upon current forecasts, business strategies and expectations.
At the beginning of 2023, the Talent and Compensation Committee set a corporate performance target under the Executive Incentive Compensation Plan of $499.3 million in operating income before bonus and excluded items, described herein as “AOI.” In 2023, these potential excluded items included business development expenses, operating results and net assets of acquired businesses, restructuring costs, extraordinary discrete and program related costs, impairment charges, the effects of changes in accounting principles or laws, budgeted financial impacts related to force majeure events, and the effects of government sanctions. Certain of these excluded items were subject to additional approval by the Board. Similar to the 2022 program, the Talent and Compensation Committee determined that threshold performance for the corporate performance metric would occur at 70% of target performance and that maximum performance would occur at 120% of target performance.
The Company’s actual 2023 AOI was $365.7 million, resulting in the achievement of 73.2% of the corporate performance target. Thus, for our named executive officers, achievement against the corporate performance target equaled a 33% payout of the Company Performance Bonus Component outlined above for 2023.
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Individual Performance Component.
The remaining portion of the Executive Incentive Compensation Plan bonus potentially payable to each named executive officer is based on the named executive officer’s individual performance during the year. The Individual Performance Component is potentially payable only if the Company’s performance is at least 65% of the corporate performance target established by the Talent and Compensation Committee. The maximum individual performance component for each named executive officer is limited to 100% of the 20% weighting for this metric. The individual performance objectives for our CEO were agreed to between our CEO and the Talent and Compensation Committee in early 2023 and consisted of operational and strategic goals and leadership objectives. Individual performance objectives for our other named executive officers were then set by our CEO and were generally intended to align with our CEO’s objectives set by the Talent and Compensation Committee. Depending on the named executive officer’s role, individual performance objectives may consist of financial, operational, brand, regional, product, and individual goals. The actual amount paid to each named executive officer under this portion of the bonus is based in large part on our CEO’s assessment of the named executive officer’s performance against those objectives. The Talent and Compensation Committee makes its own determination about whether our CEO has met or exceeded his individual performance objectives. To the extent that a named executive officer has met or exceeded the individual performance objectives and Company performance was at least 65% of the corporate performance target under the Executive Incentive Compensation Plan, the Talent and Compensation Committee may award to the named executive officer all or a portion of the bonus amount based on the degree of achievement of his individual performance objectives.
Actual 2023 Short-Term Incentive Compensation.
For 2023, since we achieved 73.2% of the corporate performance target set by the Talent and Compensation Committee, the Company Performance Component was earned and payable to each named executive officer between the threshold and target level, and the Individual Performance Component was eligible to be payable under the plan. The table below summarizes the actual bonus payouts for 2023 under the Executive Incentive Compensation Plan. Based on our CEO’s assessments, Messrs. Bragdon and Swanson were awarded 100%, Mr. Joseph P. Boyle was awarded 90% and Mr. Potter was awarded 95% of his target Individual Performance Component. Based on the Talent and Compensation Committee’s assessment of our CEO’s performance for 2023, the Talent and Compensation Committee awarded our CEO 75% of his target Individual Performance Component.

2023 Actual Short-Term Incentive Compensation(1)

Name	Individual Performance Component of Plan Bonus ($)	Company Performance Component of Plan Bonus ($)	Total Bonus ($)
Timothy P. Boyle	193,248	340,116	533,364
Jim A. Swanson	86,300	113,917	200,217
Joseph P. Boyle	75,658	110,965	186,623
Peter J. Bragdon	103,385	136,467	239,852
Steven M. Potter	89,869	124,871	214,740
(1)Bonus is calculated based on plan year eligible earnings for each named executive officer.
The Talent and Compensation Committee did not award any discretionary short-term incentive bonuses in 2023.
Long-term incentive compensation. Equity-based incentives represent a direct link between executive officer compensation and shareholder returns. In light of this, we believe that offering equity incentives to our executive officers that become more valuable if the market price of our common stock increases provides an appropriate additional incentive to the executive officers to work toward this goal. Our equity awards to our named executive officers in 2023, excluding our CEO (who typically does not receive equity awards) took the form of stock options and, in the case of Messrs. Bragdon, Potter and Swanson, also both PRSUs and time-based RSUs. In lieu of equity awards, our CEO receives long-term incentive awards payable solely in cash that have the same performance period and metrics that apply to the PRSUs. Mr. Joseph P. Boyle’s equity awards in 2023 were solely in the form of stock options due to his level of stock ownership.
The Talent and Compensation Committee has established appropriate written policies and practices regarding the timing and pricing of equity awards.
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In 2023, the Talent and Compensation Committee established the following mix of forms of annual equity awards for our named executive officers, other than our CEO and Mr. Joseph P. Boyle:

Targeted % of Equity Value
Stock Options	40%
Time-Based RSUs	40%
Performance-Based RSUs	20%
Total	100%
Similar to 2022, the Talent and Compensation Committee elected in 2023 to allocate equal percentages to stock options (40%) and time-based RSUs (40%), with the remainder allocated to PRSUs (20%).
Stock options are a primary component of our long-term incentive compensation awards. Stock options offer the possibility of substantial gains if our stock price appreciates significantly, but no value if our stock price drops below the exercise prices of the options, thus providing a strong linkage with shareholders. Stock options granted under our equity compensation plan have exercise prices not less than 100% of the closing market price of our common stock on the date of the option grant. RSUs reward increases in the market price of our common stock and also subject the executive officers to downside risk similar to that experienced by shareholders, tying the interests of executive officers to our shareholders’ interests. In addition, RSUs can provide value even if our stock price does not increase and therefore are a meaningful source of retention for executives. Stock options and RSUs vest 25% per year over four years, except that if an executive officer is retirement-eligible at grant, the awards vest 12.5% every six months over four years. To be retirement eligible, an executive officer must be at least 55 years old and have ten years of cumulative service.
The 2023 PRSU awards comprise two primary, equally weighted performance period metrics that are measured independently: (a) 50% based on the Cumulative Operating Income (“COI”) results of the Company, and (b) 50% based on the average Return on Invested Capital (“ROIC”) of the Company, each measured over the 2023 through 2025 three-year performance period. If performance under both the primary metrics results in 100% forfeiture of the award, 100% of the award will be subject to adjustment or forfeiture based on a secondary metric, the Expense Before Interest and Tax (“EBIT Margin”) of the Company relative to the EBIT Margin of the Company’s Executive Compensation Peer Group. As stated above, our CEO received a long-term incentive cash award tied to the same multi-year operating metrics to which the vesting of PRSU awards for other executive officers is subject. Vesting is subject to the executive officers’ continued employment, with limited exceptions described below in the section “Potential Payments Upon Termination or Change in Control.”
The Talent and Compensation Committee chooses types of awards and establishes relative weights to provide an effective incentive for our executive officers. The Talent and Compensation Committee also periodically reviews outstanding awards in order to monitor the effectiveness of such awards. From time to time, the Talent and Compensation Committee may consider special awards of equity outside of the pre-established mix outlined above, such as a time-based RSU award granted to Mr. Bragdon in March 2023 in recognition of his contributions to the Company.
As a result of how the grant date fair value of long-term equity incentive awards must be calculated for accounting purposes, the estimated fair value of our equity-based incentives reflected in the 2023 Summary Compensation Table and the 2023 Grants of Plan-Based Awards Table often does not reflect the actual value realized by our named executive officers with respect to these awards.
Benefits. We provide our named executive officers with competitive benefits, and we generally do not provide perquisites, tax reimbursements or other benefits to the named executive officers that are not available to other employees. In addition to our 401(k) Plan and 401(k) Excess Retirement Plan described below, in 2023, our named executive officers were offered other benefits that were substantially the same as those offered to all of our U.S. employees. These benefits included medical, dental and vision insurance. We also provide an enhanced long-term disability benefit to our named executive officers, other than our CEO. This benefit is designed to provide additional income protection to our named executive officers in the event of catastrophic illness or disability.
Change in control severance plan. Specified key employees, including our named executive officers, are eligible to participate in a change in control severance plan that offers income protection and certain other benefits, based on level of position, in the event that the participant’s employment with us is involuntarily terminated other than for cause. The plan also helps to secure for the benefit of Columbia the services of the eligible employees, including the named executive officers, in the event of a potential or actual change in control. Our CEO is not eligible to participate in the plan. The Talent and Compensation Committee believes these types of arrangements
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are common for companies against which we compete for talented key personnel and are beneficial for management recruitment purposes. Certain provisions of this plan were updated in 2023. For a description of the benefits to which the participating named executive officers would be entitled under the plan, see “Potential Payments Upon Termination or Change in Control.”
Tax deductibility. Section 162(m) of the Internal Revenue Code limits to $1,000,000 per person per year the amount of our tax deduction for compensation paid to certain of our executive officers, including our named executive officers. The Talent and Compensation Committee will continue to evaluate the tax deductibility of compensation paid under our executive compensation program, and will continue to grant compensation that is not tax deductible when it determines that doing so will better meet the primary goal of our compensation programs to ensure competitive levels of total compensation for our executive officers and to promote varying corporate goals.
Clawback Policies. In 2017, our Board adopted an executive incentive recovery (or clawback) policy pursuant to which our executive officers may be required to return incentive awards paid, settled, granted, or that first vest after December 31, 2017. The Company’s recoupment right under this policy applies if the Company is required to file a financial restatement under which payment of an incentive award would have been lower if based on the restated financial statements and the executive officer engaged in fraud or misconduct that contributed to the need for the restatement or the executive officer was aware of fraud or misconduct and failed to act. This policy remains in place for certain executive levels and, for our named executive officers, for any compensation received before October 2, 2023. In 2023, our Board adopted an additional 2023 Incentive Compensation Recovery Policy that is intended to be compliant with Nasdaq Listing Rule 5608 (the “Listing Standards”). This policy is only applicable to executive officers as defined in Rule 10D-1 of the Securities Exchange Act of 1934 and the Listing Standards for any compensation received on or after October 2, 2023. Under the 2023 Incentive Compensation Recovery Policy, in the event the Company is required to prepare an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under the U.S. federal securities laws, it is the Company’s policy to recover erroneously awarded incentive-based compensation received by its executive officers covered by the policy. The recovery of such compensation applies regardless of whether an executive officer engaged in misconduct or otherwise caused or contributed to the requirement for a restatement.

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2023 Summary Compensation Table

Name and Principal Position Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option(3) Awards ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total
Timothy P. Boyle, Chairman, President and CEO
2023	$1,073,600	$—	$—	$—	$533,364	$16,500	$1,623,464
2022	$1,032,985	$—	$—	$—	$1,715,979	$15,250	$2,764,214
2021	$1,000,169	$—	$—	$1,545,015	$2,191,495	$14,500	$4,751,179
Jim A. Swanson, Executive Vice President and CFO
2023	$616,431	$—	$600,098	$400,010	$200,217	$51,884	$1,868,640
2022	$566,331	$—	$480,209	$320,004	$291,774	$68,701	$1,727,019
2021	$550,000	$—	$150,079	$450,010	$693,000	$41,897	$1,884,986
Joseph P. Boyle, Executive Vice President, Columbia Brand President
2023	$600,462	$—	$—	$550,005	$186,623	$49,365	$1,386,455
2022	$572,500	$—	$—	$500,008	$294,952	$66,826	$1,434,286
2021	$535,108	$—	$—	$424,412	$674,236	$39,024	$1,672,780
Peter J. Bragdon, Executive Vice President, CAO and General Counsel
2023	$646,154	$—	$605,184	$320,008	$239,852	$56,574	$1,867,772
2022	$614,615	$—	$420,120	$280,017	$361,886	$71,919	$1,748,557
2021	$555,808	$—	$111,516	$334,525	$700,318	$42,570	$1,744,737
Steven M. Potter, Executive Vice President, Chief Digital Information Officer
2023	$675,708	$—	$435,141	$290,004	$214,740	$57,758	$1,673,351
2022	$648,700	$—	$408,205	$272,012	$334,210	$69,007	$1,732,134
2021	$465,231	$100,000	$340,078	$340,018	$586,191	$18,756	$1,850,274
(1)Amounts include employee contributions deferred under our 401(k) Plan and 401(k) Excess Retirement Plan.
(2)Mr. Potter’s amount for 2021 represents a sign-on bonus at time of hire, April 1, 2021.
(3)The amounts set forth in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value computed in accordance with the requirements of FASB ASC Topic 718, excluding the effect of any estimated forfeitures. These amounts may not correspond to the actual value eventually realized by each named executive officer, which depends on the extent to which service and performance conditions are ultimately met and the market value of our common stock in future periods. The maximum payout amounts for the 2023 PRSUs reported in the “Stock Awards” column above are as follows: Mr. Swanson, $400,114, Mr. Bragdon, $320,092, and Mr. Potter, $290,252. Assumptions used in the calculation of amounts set forth in the “Stock Awards” and “Option Awards” columns are described in the Notes to Consolidated Financial Statements for each of the years ended December 31, 2021, 2022 and 2023, included in Columbia’s Annual Reports on Form 10-K filed with the SEC.
(4)Amounts payable under the Executive Incentive Compensation Plan, if applicable, and long-term incentive cash awards, in the case of our CEO, are reflected. For 2023, there was no long-term incentive cash award payout for our CEO.
(5)Components of All Other Compensation:

Name	Matching Contributions under the Company’s 401(k) Plan ($)	Matching Contributions under the Company’s 401(k) Excess Retirement Plan ($)	Executive Officer Excess Disability Insurance Premium Payments ($)	Other Payments(a) ($)
Timothy P. Boyle	16,500	—	—	—
Jim A. Swanson	16,500	28,910	5,734	740
Joseph P. Boyle	16,500	28,276	4,489	100
Peter J. Bragdon	16,500	33,902	6,172	—
Steven M. Potter	16,500	33,996	7,262	—
(a)    For Mr. Swanson, $740 represents a years of service award, and for Mr. Joseph P. Boyle, $100 represents an employee referral award.

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2023 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards						Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name Grant Type	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (3) (#)	Target (#)	Maximum (4) (#)
Timothy P. Boyle
Short-Term Incentive		$257,664	(1)	$1,030,656	(1)	$2,061,312	(1)	—	—	—	—		—		$—	$—
Short-Term Incentive		—		257,664	(2)	—		—	—	—	—		—		—	—
Long-Term Incentive	3/7/2023	—	(3)	2,000,000		4,000,000	(4)	—	—	—	—		—		—	—
Jim A. Swanson
Short-Term Incentive		$86,300	(1)	$345,201	(1)	$690,403	(1)	—	—	—	—		—		$—	$—
Short-Term Incentive		—		86,300	(2)	—		—	—	—	—		—		—	—
RSUs	1/26/2023	—		—		—		—	—	—	4,643	(5)	—		—	400,041
Options	1/26/2023	—		—		—		—	—	—	—		17,625	(7)	90.85	400,010
PRSUs	3/07/2023	—		—		—		—	2,360	4,720	—					200,057
Joseph P. Boyle
Short-Term Incentive		$84,065	(1)	$336,259	(1)	$672,517	(1)	—	—	—	—		—		$—	$—
Short-Term Incentive		—		84,065	(2)	—		—	—	—	—		—		—	—
Options	1/26/2023	—		—		—		—	—	—	—		24,234	(7)	90.85	550,005
Peter J. Bragdon
Short-Term Incentive		$103,385	(1)	$413,538	(1)	$827,077	(1)	—	—	—	—		—		$—	$—
Short-Term Incentive		—		103,385	(2)	—		—	—	—	—		—		—	—
RSUs	1/26/2023	—		—		—		—	—	—	3,715	(6)	—		—	320,084
Options	1/26/2023	—		—		—		—	—	—	—		14,100	(8)	90.85	320,008
RSUs	3/7/2023	—		—		—		—	—	—	1,457	(6)	—		—	125,054
PRSUs	3/07/2023	—		—		—		—	1,888	3,776	—		—		—	160,046
Steven M. Potter
Short-Term Incentive		$94,599	(1)	$378,396	(1)	$756,793	(1)	—	—	—	—		—		$—	$—
Short-Term Incentive		—		94,599	(2)	—		—	—	—	—		—		—	—
RSUs	1/26/2023	—		—		—		—	—	—	3,366	(5)	—		—	290,015
Options	1/26/2023	—		—		—		—	—	—	—		12,778	(7)	90.85	290,004
PRSUs	3/7/2023	—		—		—		—	1,712	3,424						145,126
(1)Represents the applicable target payout for the Company Performance Component under the Executive Incentive Compensation Plan. Payout targets are based on plan year eligible earnings for each named executive officer.
(2)Amount represents the Individual Performance Component target for achieving individual performance objectives under the Executive Incentive Compensation Plan. The target amount for the Individual Performance Component is also the maximum amount allowed under the plan. Payout at target is based on plan year eligible earnings for each named executive officer.
(3)At threshold performance, no PRSUs or long-term incentive cash compensation will be earned.
(4)At maximum performance, 200% of target PRSUs or long-term incentive cash compensation will be earned.
(5)The RSUs vest 25% annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the “Initial Vest Date”), and (b) on each of the subsequent three anniversaries of the Initial Vest Date.
(6)The RSUs vest 12.5% semi-annually (a) on the six-month anniversary of the first day of the first full calendar month following the Initial Vest Date, and (b) on each of the subsequent seven six-month anniversaries following the Initial Vest Date. Effective January 1, 2019, employees who are at least 55 years of age and have ten years of cumulative service at time of grant are awarded time-based RSUs or stock options that vest semi-annually rather than annually. Mr. Bragdon met the age and service requirement and received the semi-annual vesting schedule.
(7)The options vest 25% on each anniversary of the award date over four years.
COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 31

(8)The options vest 12.5% on each six-month anniversary of the award date over four years. Effective January 1, 2019, employees who are at least 55 years of age and have ten years of cumulative service at time of grant are awarded time-based RSUs or stock options that vest semi-annually rather than annually. Mr. Bragdon met the age and service requirement and received the semi-annual vesting schedule.
Narrative Disclosure to 2023 Summary Compensation Table and 2023 Grants of Plan-Based Awards Table
Salary. Salaries paid to our named executive officers are set forth in the 2023 Summary Compensation Table. In general, any salary increases are effective in March of the respective year.
Bonus. No discretionary bonuses were paid to our named executive officers in 2023.
Stock awards. We awarded both time-based RSUs and PRSUs in 2023, in each case under our 2020 Stock Incentive Plan, to our named executive officers, other than our CEO and Mr. Joseph P. Boyle. The amounts set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2023 Grants of Plan-Based Awards Table represent the threshold, target and maximum number of PRSUs that may be earned by each of the named executive officers during the January 1, 2023 through December 31, 2025 performance period, depending on the extent to which Company performance goals are met or exceeded. PRSUs earned during the performance period will vest approximately in March 2026, upon certification of results and approval by the Talent and Compensation Committee. The amounts set forth in the “All Other Stock Awards” column of the 2023 Grants of Plan-Based Awards Table represent the number of time-based RSUs granted to each named executive officer.
Option awards. We awarded stock options to each of our named executive officers, other than our CEO, under our 2020 Stock Incentive Plan, in 2023. The options granted to our named executive officers are set forth in the “All Other Option Awards” column of the 2023 Grants of Plan-Based Awards Table.
Non-equity incentive plan compensation. The amounts set forth in the “Non-Equity Incentive Plan Compensation” column of the 2023 Summary Compensation Table consist of payments earned in 2023 and paid in early 2024 pursuant to non-equity incentive plan awards granted to our named executive officers under our Executive Incentive Compensation Plan. A discussion of the corporate performance targets that were achieved in 2023 for awards under the Executive Incentive Compensation Plan is set forth under the caption “Compensation Discussion and Analysis—Analysis of 2023 Named Executive Officer Compensation—Short-term incentive compensation” above.
The amounts set forth in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the 2023 Grants of Plan-Based Awards Table include the threshold, target and maximum amounts payable for achieving the corporate and individual performance objectives under the Executive Incentive Compensation Plan for 2023 awards, and for our CEO, the threshold, target and maximum amounts payable under his 2023 long-term incentive cash award that may be earned during the January 1, 2023 through December 31, 2025 performance period, depending on the extent to which Company performance goals are met or exceeded. Long-term incentive cash earned during the performance period will vest in or about March 2026, upon certification of results and approval by the Talent and Compensation Committee.
All other compensation. All other compensation of our named executive officers is set forth in the 2023 Summary Compensation Table for fiscal year 2023 and described in greater detail in footnote 5 to the table.
Our 401(k) Plan is our tax qualified retirement savings plan pursuant to which our U.S. employees, including the named executive officers, are able to make pre-tax and post-tax contributions from their cash compensation. Typically, we make matching contributions for all participants each year equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of eligible annual compensation. The Internal Revenue Code limits the amount of compensation that can be deferred under the 401(k) Plan and also limits the amount of salary and bonus with respect to which matching contributions and profit sharing contributions can be made under that plan. Accordingly, we provide our executive officers and other highly compensated employees with the opportunity to defer a portion of their eligible compensation, including amounts in excess of the tax law limit. Under our 401(k) Excess Retirement Plan, following meeting maximum IRS deferral limits under the 401(k) Plan, participants may elect to defer up to 70% of eligible compensation and the Company will make a matching contribution for the participants equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of their total eligible compensation, less the matching contribution the participant was eligible to receive under the qualified 401(k) Plan. See the “2023 Nonqualified Deferred Compensation” table below.
COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 32

2023 Outstanding Equity Awards at Fiscal Year-End Table

	OPTION AWARDS						STOCK AWARDS
Name Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6) ($)
Timothy P. Boyle
10/21/2021	79,284	(3)	—		$98.74	10/21/2031	—		$—	—		$—
Jim A. Swanson
2/27/2015	3,548	(1)	—		$55.89	2/26/2025	—		$—	—		$—
1/28/2016	3,651	(1)	—		53.35	1/27/2026	—		—	—		—
1/26/2017	3,907	(1)	—		55.53	1/25/2027	—		—	—		—
7/20/2017	4,033	(1)	—		57.95	7/19/2027	—		—	—		—
1/25/2018	7,326	(1)	—		74.59	1/25/2018	—		—	—		—
1/24/2019	8,873	(1)	—		86.42	1/24/2029	—		—	—		—
1/23/2020	—		—		—	—	408	(4)	32,452	—		—
1/23/2020	12,644	(1)	4,214	(1)	95.71	1/23/2030	—		—	—		—
1/28/2021	—		—		—	—	898	(4)	71,427	—		—
1/28/2021	8,782		8,782	(1)	87.54	1/28/2031	—		—	—		—
10/21/2021	9,237	(3)	—		98.74	10/21/2031	—		—	—		—
1/27/2022	—		—		—	—	2,889	(4)	229,791	—		—
1/27/2022	4,408	(1)	13,222	(1)	87.15	1/27/2032	—		—	—		—
4/21/2022	—		—		—	—	—		—	1,870	(7)	148,740
1/26/2023	—		—		—	—	4,643	(4)	369,304	—		—
1/26/2023	—		17,625	(1)	90.85	1/26/2033	—		—	—		—
3/7/2023	—		—		—	—	—		—	2,360	(8)	187,714
Total	66,409		43,843				8,838		$702,974	4,230		$336,454
Joseph P. Boyle
1/26/2017	14,065	(1)	—		$55.53	1/25/2027	—		$—	—		$—
7/20/2017	5,064	(1)	—		57.95	7/19/2027	—		—	—		—
1/25/2018	17,682	(1)	—		74.59	1/25/2028	—		—	—		—
1/24/2019	19,717	(1)	—		86.42	1/24/2029	—		—	—		—
1/23/2020	19,293	(1)	6,431	(1)	95.71	1/23/2030	—		—	—		—
1/28/2021	13,804	(1)	13,804	(1)	87.54	1/28/2031	—		—	—		—
1/27/2022	6,887	(1)	20,660	(1)	87.15	1/27/2032	—		—	—		—
1/26/2023	—		24,234	(1)	90.85	1/26/2033	—		—	—		—
Total	96,512		65,129				—		$—	—		$—
COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 33

	OPTION AWARDS						STOCK AWARDS
Name Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(6) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(6) ($)
Peter J. Bragdon
7/20/2017	375	(1)	—		$57.95	7/19/2027	—		$—	—		$—
1/25/2018	10,104	(1)	—		74.59	1/25/2028	—		—	—		—
1/24/2019	9,317	(2)	—		86.42	1/24/2029	—		—	—		—
1/23/2020	—		—		—	—	147	(5)	11,692	—		—
1/23/2020	10,646	(2)	1,520	(2)	95.71	1/23/2030	—		—	—		—
1/28/2021	—		—		—	—	501	(5)	39,850	—		—
1/28/2021	8,160	(2)	4,896	(2)	87.54	1/28/2031	—		—	—		—
10/21/2021	6,867	(3)	—		98.74	10/21/2031	—		—	—		—
1/27/2022	—		—		—	—	2,105	(5)	167,432	—		—
1/27/2022	5,787	(2)	9,640	(2)	87.15	1/27/2032	—		—	—		—
4/21/2022	—		—		—	—	—		—	1,636	(7)	130,127
1/26/2023	—		—		—	—	3,250	(4)	258,505	—		—
1/26/2023	1,763	(2)	12,337	(2)	90.85	1/26/2033	—		—	—		—
3/7/2023	—		—		—	—	1,457	(4)	115,890	—		—
3/7/2023	—		—		—	—	—		—	1,888	(8)	150,172
Total	53,019		28,393				7,460		$593,369	3,524		$280,299
Steven M. Potter
4/30/2021	—		—		$—	—	1,620	(4)	$128,855	—		$—
4/30/2021	8,047	(1)	8,046	(1)	109.01	4/30/2031	—		—	—		—
1/27/2022	—		—		—	—	2,455	(4)	195,271	—		—
1/27/2022	3,747	(1)	11,239	(1)	87.15	1/27/2032	—		—	—		—
4/21/2022	—		—		—	—	—		—	1,590	(7)	126,469
1/26/2023	—		—		—	—	3,366	(4)	267,731	—		—
1/26/2023	—		12,778	(1)	90.85	1/26/2033	—		—	—		—
3/7/2023	—		—		—	—	—		—	1,712	(8)	136,172
Total	11,794		32,063				7,441		$591,857	3,302		$262,641
(1)The options vest 25% on each anniversary of the award date over four years.
(2)The options vest 12.5% on each six-month anniversary of the award date over four years.
(3)The options vested 100% on December 31, 2023.
(4)The RSUs vest 25% annually (a) on the first anniversary of the first day of the first full calendar month following the award date (the “Initial Vest Date”), and (b) on each of the subsequent three anniversaries of the Initial Vest Date.
(5)The RSUs vest 12.5% semi-annually (a) on the six-month anniversary of the first day of the first full calendar month following the Initial Vest Date, and (b) on each of the subsequent seven six-month anniversaries following the Initial Vest Date.
(6)Based on a value of $79.54 per share, the closing market price of our common stock on December 29, 2023, the last trading day of 2023.
(7)The number of PRSUs represent performance at target. Performance is based on two primary metrics, COI and average ROIC over the three-year performance period, 2022-2024, each representing 50% of the award and measured independently. If performance under the primary metrics results in 100% forfeiture of the award, 100% of the award will be subject to adjustment or forfeiture based on the EBIT Margin of the Company relative to the EBIT Margin of the Executive Compensation Peer Group in the performance period. Assuming performance objectives are met and approved by the Talent and Compensation Committee, the PRSUs will vest in March 2025. Actual payout will depend on actual performance, which could range from 0% to 200%, and the value of our common stock in future periods.
(8)The number of PRSUs represent performance at target. Performance is based on two primary metrics, COI and average ROIC over the three-year performance period, 2023-2025, each representing 50% of the award and measured independently. If performance under
COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 34

the primary metrics results in 100% forfeiture of the award, 100% of the award will be subject to adjustment or forfeiture based on the EBIT Margin of the Company relative to the EBIT Margin of the Executive Compensation Peer Group in the performance period. Assuming performance objectives are met and approved by the Talent and Compensation Committee, the PRSUs will vest in March 2026. Actual payout will depend on actual performance, which could range from 0% to 200%, and the value of our common stock in future periods.

2023 Option Exercises and Stock Vested Table

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting ($)
Timothy P. Boyle	—	—	—	—
Jim A. Swanson	—	—	3,505	328,783
Joseph P. Boyle	—	—	—	—
Peter J. Bragdon	—	—	3,092	267,939
Steven M. Potter	—	—	1,629	147,227
(1)Represents full number of shares vested including shares surrendered to satisfy tax withholding.

2023 Nonqualified Deferred Compensation

Name	Executive Contributions in 2023(1) ($)	Matching Company Contributions for 2023(1) ($)	Aggregate Earnings in 2023(1) ($)	Aggregate Balance at 12/31/2023(1) ($)
Timothy P. Boyle	—	—	—	—
Jim A. Swanson	82,062	28,910	142,141	1,014,487
Joseph P. Boyle	201,744	28,276	299,728	1,834,698
Peter J. Bragdon	186,426	33,902	496,920	3,317,798
Steven M. Potter	250,505	33,996	97,056	814,294
(1)Amounts reported in the “Executive Contributions” column represent contributions of base salary earned and reported in the 2023 “Salary” column of the 2023 Summary Compensation Table, plus contributions earned in 2022 and paid in 2023 under the Executive Incentive Compensation Plan included in the 2022 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.” The amounts reported in the “Matching Company Contributions” column represent the pre-tax matching contributions made by us in early 2024 based on 2023 executive contributions; these amounts are also included in amounts reported for 2023 in the “All Other Compensation” column of the 2023 Summary Compensation Table. Actual matching contributions after required tax withholding were: Mr. Swanson, $28,231, Mr. Joseph P. Boyle, $27,611, Mr. Bragdon, $33,105, and Mr. Potter, $33,197. None of the amounts in the “Aggregate Earnings” column are included in amounts reported in the 2023 Summary Compensation Table because the Company does not pay guaranteed, above-market or preferential earnings on deferred compensation. As a result, excluding amounts reflected in the “Aggregate Earnings” column in this Proxy Statement and prior year proxy statements, the amounts included in the “Aggregate Balance” column that have been reported in the Summary Compensation Table in this Proxy Statement or in prior year proxy statements are: Mr. Swanson, $818,301, Mr. Joseph P. Boyle, $662,524, Mr. Bragdon, $1,938,004, and Mr. Potter $763,803.
Nonqualified Deferred Compensation Plan. In 2023, the named executive officers, excluding our CEO, were eligible to participate in our 401(k) Excess Retirement Plan. Under the plan, following meeting maximum IRS deferral limits under the qualified 401(k) Plan, the participants may elect to defer up to 70% of eligible compensation and so long as the Company makes matching contributions under the qualified 401(k) Plan for the given calendar year, we would make matching 401(k) Excess Retirement Plan contributions for eligible participants equal to 100% of their elective deferrals up to 4% of their total eligible compensation and 50% of their elective deferrals from 4% to 6% of their total eligible compensation, minus the matching contribution the participant would be eligible to receive under the qualified 401(k) Plan. To be eligible for a 401(k) Excess Retirement Plan match, participants must make a deferral election for the plan year and remain employed with the Company through December 31 of the plan year. However, if a participant has a voluntary separation of service with the Company before December 31 of the plan year, is age 55 and has at least 10 years of service, they are eligible for a 401(k) Excess Retirement Plan match. The Board or the CEO can change or eliminate matching contributions to the 401(k) Plan. Our matching contributions for 2023 to the accounts of the named executive officers under the qualified and nonqualified 401(k) plans are included under the heading “All Other
COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 35

Compensation” in the 2023 Summary Compensation Table. The Company’s prior 401(k) Excess Plan was frozen as of December 31, 2021.
Amounts deferred under the 401(k) Excess Retirement Plan are credited to a participant’s account under the plan. Each participant may allocate his or her account balance for the 401(k) Excess Retirement Plan among a combination of investment funds available under the 401(k) Excess Retirement Plan. Participants’ accounts are adjusted to reflect the investment performance of the investment funds selected by the participants. Participants can change the allocation of their account balances daily. In 2023, the funds available under the 401(k) Excess Retirement Plan consisted of a money market fund, target date funds and a range of mutual funds. For 2023, the money market fund had an annualized return of 5.1%, the target date funds had annualized returns ranging from 6.4% to 12.2% and the mutual funds had annualized returns ranging from -3.7% to 32.6%. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to the participants’ investment choices.

Potential Payments Upon Termination or Change in Control
Pursuant to our Change in Control Severance Plan (the “Plan”), we have agreed to provide certain benefits to our named executive officers, other than our CEO who is not eligible to participate in the Plan, in the event that the executive’s employment with Columbia is involuntarily terminated without “cause” other than in connection with a change in control, or in the event that, in connection with a change in control, the executive’s employment with Columbia is terminated by us without “cause” or by the executive for “good reason.” The Talent and Compensation Committee believes that these types of arrangements are common for companies against which we compete for talented key personnel and are beneficial for management recruitment purposes. The Plan was initially scheduled to expire on January 31, 2023, but the Talent and Compensation Committee approved an extension of its term until January 31, 2028 as well as certain other amendments.
In our plans and agreements, including the Plan, “cause” generally includes personal dishonesty intended to result in substantial personal enrichment or benefit, conviction of a felony that is injurious to Columbia, willful acts that constitute gross misconduct that is injurious to Columbia, continued violations of employment duties that are willful, a material violation of our Code of Business Conduct and Ethics, and other substantial violations of the standards set forth in the Plan, such as violation of restrictive covenants agreed to under the Plan. “Good reason” generally includes a material reduction in authority, duties, or responsibilities, a material decrease in annual base salary or a relocation of over 75 miles.
If any amounts under the Plan would constitute an excess parachute payment to an executive officer within the meaning of Section 280G of the Internal Revenue Code, the amounts payable will not exceed the amount which produces the greatest after-tax benefit to the affected individual.
Our equity awards and incentive cash programs also provide for certain benefits in the event of a named executive officer’s death, disability or retirement, as described below.
Termination Without Cause or for Good Reason, Following a Change in Control.
•Cash severance benefit. The Plan provides that each named executive officer, other than our CEO, would receive cash severance benefits payable if the executive officer’s employment is terminated by us without “cause” within 12 months following a change in control or by the officer for “good reason” on account of a “good reason” condition that initially occurred within 12 months following a change in control. In the event of a qualifying termination in connection with a change in control, the cash severance payment for Mr. Bragdon would be equal to 3.75 times his base annual salary, and for Messrs. Swanson, Joseph P. Boyle and Potter, would be equal to 3 times their base annual salary. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one-half months after the end of the fiscal year in which the termination occurred.
•Insurance continuation. In the event of a qualifying termination in connection with a change in control, each of Messrs. Swanson, Joseph P. Boyle, Bragdon, and Potter would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.
•Equity acceleration. In the event of a qualifying termination in connection with a change in control under the Plan, outstanding options and time-based RSUs held by a named executive officer would accelerate in full, and PRSUs would accelerate in vesting at the target performance level, determined on a pro-rated basis for the applicable performance period.
COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 36

The following table shows the estimated change in control benefits that would have been payable to each of the eligible named executive officers if the named executive officer were terminated by us without “cause,” or if the named executive officer terminated his employment for “good reason,” within 12 months following a change in control, as of December 31, 2023 under the Plan as in effect on such date.

Name	Cash Severance Benefit ($)	Insurance Continuation(1) ($)	Option Acceleration(2) ($)	Time-based Restricted Stock Unit Acceleration(3) ($)	Performance-based Restricted Stock Unit Acceleration(4) ($)	Total Lump Sum Payments ($)
Jim A. Swanson	1,875,000	27,426	—	702,975	161,625	2,767,026
Joseph P. Boyle	1,815,000	27,426	—	—	—	1,842,426
Peter J. Bragdon	2,437,500	27,426	—	593,368	136,809	3,195,103
Steven M. Potter	2,040,000	27,426	—	591,857	129,625	2,788,908
(1)The amounts in the column represent the present value of 18 months of health insurance benefit premiums, as determined by the cost ratio policy for the Company’s employees as of December 31, 2023.
(2)The amounts in the column represent the value that would be realized on acceleration of outstanding options based on the difference between the exercise price and $79.54, the closing market price of our common stock on December 29, 2023, the last trading day of 2023. All named executive officers’ outstanding unvested options have exercise prices above $79.54.
(3)The amounts in the column represent the number of shares that would be issued under the time-based RSU awards, multiplied by a stock price of $79.54 per share, the closing market price of our common stock on December 29, 2023, the last trading day of 2023. See “2023 Outstanding Equity Awards at Fiscal Year-End Table” and “Compensation Discussion and Analysis—Analysis of 2023 Named Executive Officer Compensation—Long-term incentive compensation” above.
(4)The amounts in the column were calculated using a value of $79.54 per share, the closing market price of our common stock on December 29, 2023, the last trading day of 2023, multiplied by the number of PRSUs at target performance, determined on a pro-rata basis for each named executive officer’s period of service during the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our common stock in future periods.
Termination Without Cause, Not in Connection with a Change in Control.
•Cash severance benefit. The Plan provides that each named executive officer, other than our CEO, would receive cash severance benefits payable if the executive officer’s employment is terminated by us at any time without “cause.” In the event that a named executive officer’s employment is terminated by us without “cause” and not in connection with a change in control, the cash severance benefit payment for Mr. Bragdon would be equal to 3 times his base annual salary, and for Messrs. Swanson, Joseph P. Boyle and Potter, would be equal to 2.25 times their base annual salary. These amounts are payable in a lump sum following the participant’s signing of a waiver and release of claims and no later than two and one-half months after the end of the fiscal year in which the termination occurred.
•Insurance continuation. In the event of a qualifying termination other than in connection with a change in control, each of Messrs. Swanson, Joseph P. Boyle, Bragdon, and Potter would receive health insurance benefits for the shorter of 18 months or the COBRA coverage period.
•Equity acceleration. In the event of a qualifying termination other than in connection with a change in control, options, time-based RSUs and PRSUs would not accelerate in vesting.
The following table shows the estimated severance benefits that would have been payable to each of the eligible named executive officers if his employment was terminated by us without “cause” on December 31, 2023.

Name	Cash Severance Benefit ($)	Insurance Continuation(1) ($)	Total Lump Sum Payments ($)
Jim A. Swanson	$1,406,250	$27,426	$1,433,676
Joseph P. Boyle	1,361,250	27,426	1,388,676
Peter J. Bragdon	1,950,000	27,426	1,977,426
Steven M. Potter	1,530,000	27,426	1,557,426
(1)The amounts in the column represent the present value of 18 months of health insurance benefit premiums, as determined by the cost ratio policy for the Company’s employees as of December 31, 2023.
COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 37

Termination Due to Death or Disability.
The following table shows the estimated payout for each named executive officer had his employment terminated on December 31, 2023 as a result of death or disability. The time-based RSU award agreement generally requires the officer to be employed by us on the date of an award payout to receive an award payout but provides that if employment terminates earlier as a result of death or disability the officer will be entitled to acceleration of all unvested shares. Upon an officer’s disability or death, unvested options will vest on a pro-rata basis, calculated based on the days of continuous employment completed during the vesting period in which the termination date occurs, and the remaining unvested portion of the option shall be forfeited on the termination date. As of December 31, 2023, no named executive officers had in-the-money unvested options eligible for pro-ration.
For PRSUs and long-term incentive cash awards, if termination is due to officer’s disability or death on any date that is after the second anniversary of the first day of the applicable performance period, the officer’s PRSUs or long-term incentive cash awards will not be forfeited and will remain eligible to vest based on actual performance on a pro-rata basis, calculated based on the days of continuous employment from the beginning of the performance period through the date the officer’s employment is terminated. As of December 31, 2023, no named executive officers had PRSUs or long-term incentive cash awards eligible for pro-ration.
The Executive Incentive Compensation Plan provides that in the event of a participant’s death or disability, the individual’s payout will be based on actual performance, pro-rated for the number of days of continuous employment completed during the year in which the termination date occurs.

Name	Option Pro-ration(1) ($)	Time-based Restricted Stock Unit Acceleration(2) ($)	Long-term Incentive Cash Award Value Pro-ration(3) ($)	Performance-based Restricted Stock Unit Pro-ration(4) ($)	Payout under Non-Equity Incentive Plan Awards(5) ($)	Total Lump Sum Payments ($)
Timothy P. Boyle	—	—	—	—	533,364	$533,364
Jim A. Swanson	—	702,975	—	—	200,217	903,192
Joseph P. Boyle	—	—	—	—	186,623	186,623
Peter J. Bragdon	—	593,368	—	—	239,852	833,220
Steven M. Potter	—	591,857	—	—	214,740	806,597
(1)All options held by named executive officers have exercise prices above $79.54, the closing market price of our common stock on December 29, 2023, the last trading day of 2023.
(2)The amounts in the column represent the number of shares that would be issued under the time-based RSU awards, multiplied by a stock price of $79.54 per share, which was the closing price of our common stock on December 29, 2023, the last trading day of 2023. See “2023 Outstanding Equity Awards at Fiscal Year-End Table” and “Compensation Discussion and Analysis—Analysis of 2023 Named Executive Officer Compensation—Long-term incentive compensation” above.
(3)The amounts in the column represent the value of eligible outstanding long-term incentive cash awards, if termination occurs after the 2nd anniversary of the 1st day of the performance period, pro-rated based the number on days of continuous employment from the beginning of the performance period through December 31, 2023. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met. As described above, no such amounts applied as of December 31, 2023.
(4)The amounts in the column represent the value that would be realized on vesting of eligible outstanding PRSU awards, if termination occurs after the 2nd anniversary of the 1st day of the performance period, pro-rated based on the number of days of continuous employment from the beginning of the performance period through December 31, 2023, the termination date, multiplied by a stock price of $79.54 per share, which was the closing price of our common stock on December 29, 2023, the last trading day of 2023. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our common stock in future periods. As described above, no such amounts applied as of December 31, 2023.
(5)The amounts in this column represent the estimated payouts that would be made under our Executive Incentive Compensation Plan.
Termination Due to Retirement.
The following table shows the estimated payout for each named executive officer had his employment terminated on December 31, 2023 as a result of retirement. For PRSUs and long-term incentive cash awards, if termination is on any date that is after the later of (i) the second anniversary of the first day of the applicable performance period and (ii) the officer’s retirement eligibility date, the officer’s PRSUs or long-term incentive cash awards will not be forfeited and will remain eligible to vest based on actual performance on a pro-rata basis, calculated based on the number of days of continuous employment from the beginning of the performance period through the date officer’s employment is terminated. “Retirement” has the meaning as provided in the applicable policy maintained by the Company or, in the absence of a policy, as determined by the Board in its discretion in
COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 38

accordance with applicable law. The Company’s current policy defines “retirement” as 55 years of age and 10 years of cumulative service. As of December 31, 2023, our CEO and Mr. Bragdon are the only named executive officers who are retirement eligible, but they do not have outstanding PRSUs or long-term incentive cash awards eligible for pro-ration.
The Executive Incentive Compensation Plan provides that in the event of participant’s retirement, the individual’s payout will be based on actual performance, pro-rated for the number of days of continuous employment completed during the year in which the termination date occurs.
The 401(k) Excess Retirement Plan provides that in the event of participant’s retirement, they are eligible for a matching contribution for the current plan year.

Name	Long-term Incentive Cash Award Value Pro-ration(1) ($)	Performance-Based Restricted Stock Unit Value Pro-ration(2) ($)	Payout under Non-Equity Incentive Plan Awards(3) ($)	401(k) Excess Retirement Plan Match(4) ($)	Total Lump Sum Payments ($)
Timothy P. Boyle	—	—	533,364	—	$533,364
Jim A. Swanson	—	—	—	—	$—
Joseph P. Boyle	—	—	—	—	$—
Peter J. Bragdon	—	—	239,852	33,902	$273,754
Steven M. Potter	—	—	—	—	$—
(1)The amounts in the column represent the value of eligible outstanding long-term incentive cash awards, if retirement occurs after the 2nd anniversary of the 1st day of the performance period, pro-rated based on the number of days of continuous employment from the beginning of the performance period through December 31, 2023. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met. As described above, no such amounts applied as of December 31, 2023.
(2)The amounts in the column represent the value that would be realized on vesting of eligible outstanding PRSU awards, if retirement occurs after the 2nd anniversary of the 1st day of the performance period, pro-rated based on days of continuous employment from the beginning of the performance period through December 31, 2023, the termination date, multiplied by a stock price of $79.54 per share, which was the closing price of our common stock on December 29, 2023, the last trading day of 2023. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our common stock in future periods. As described above, no such amounts applied as of December 31, 2023.
(3)The amounts in the column represent the estimated payouts that would be made under our Executive Incentive Compensation Plan for our eligible named executive officers.
(4)The amounts in the column represent the estimated matching contributions that would be made under our 401(k) Excess Retirement Plan for our eligible named executive officers.

Pay Ratio Disclosure
We are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Mr. Timothy P. Boyle, our Chairman, President and CEO:
For 2023, our last completed fiscal year: (i) the annual total compensation of the employee identified as the median employee of our Company (other than our CEO) was $27,127, and (ii) the total annual compensation of our CEO was $1,623,464. Based on this information, for 2023 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (excluding the CEO) was 60 to 1. The employee identified at the median of all Columbia employees (other than our CEO) was a full-time, hourly retail associate in one of our outlet stores.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the median employee, the methodology and the material assumptions, adjustments and estimates that we used are set forth. The assumptions used were materially the same as those used in 2022, except that for 2023 we annualized base salaries for non-temporary and non-seasonal (“regular”) full-time and part-time hourly and salaried employees who joined us during the fiscal year. We believe this adjustment to our methodology in calculating median compensation better reflects what our regular full-time and part-time hourly and salaried workers would have earned, if they had been employed for the full fiscal year.
1.We determined that as of October 1, 2023, our employee population consisted of approximately 9,392 individuals working at our parent company and its consolidated subsidiaries, with 70% of these individuals located in the United States, 7% located in Europe, 17% located in Asia, and 6% located at various other locations around the world.
COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 39

We selected October 1, 2023, which is within the last three months of 2023, as the date upon which we would identify the median employee because it enabled us to make such identification in a reasonably efficient and economical manner. This date allowed us to exclude from our calculation the seasonal workers who commence employment after this date to assist us with end-of-the-year demand.
2.To identify the median employee from our employee population, we calculated each employee’s target annual compensation for 2023 based on information from the Company’s human resources and payroll records as follows:
a.annual base salary for salaried employees or wages equal to hourly rate multiplied by projected standard weekly hours for regular full-time and part-time employees, annualized for employees hired during 2023;
b.annual base salary for salaried employees or wages equal to hourly rate multiplied by projected standard weekly hours for temporary and seasonal full-time and part-time employees, which amounts were not annualized for employees hired during 2023;
c.the projected standard weekly hours used to calculate wages was 40 hours for full-time hourly employees and 20 hours for part-time hourly employees, unless otherwise noted in our human resources records;
d.annual corporate bonus at target; and
e.the grant date fair value of equity and long-term cash incentives granted during 2023.
3.All compensation elements for non-U.S. employees were converted to U.S. dollars using monthly exchange rates used by our accounting department. We did not make any cost-of-living adjustments in identifying the median employee.
4.With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, the rules applicable for disclosing compensation in the Summary Compensation Table, resulting in annual total compensation of $27,127, which includes base pay, overtime pay and a 401(k) company match.
With respect to the annual total compensation of our President and CEO, we used the 2023 amount reported in the “Total” column of our 2023 Summary Compensation Table included in this Proxy Statement.
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.

COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 40

PAY VERSUS PERFORMANCE
In accordance with rules adopted by the SEC pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and non-PEO named executive officers (“Non-PEO NEOs”) for the fiscal years listed below. The table reflects “compensation actually paid” (“CAP”) to our PEO and the average CAP to our Non-PEO NEOs, computed in accordance with Item 402(v) of SEC Regulation S-K. The dollar amounts reported do not reflect the actual amount of compensation earned by or paid to these officers during the applicable year.
Pay Versus Performance Table (“PVP Table”)

						Value of Initial Fixed $100 Investment Based on:
Year		Summary Compensation Table Total for PEO(1) ($)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(3) ($)	Total Shareholder Return(4) ($)	Peer Group Total Shareholder Return(5) ($)	Net Income(6) ($) (in millions)	Adjusted Operating Income(7) ($) (in millions)
2023	(8)	$1,623,464	$968,673	$1,699,055	$1,182,396	$82.90	$107.14	$251.4	$365.7
2022	(9)	2,764,214	2,496,787	1,660,499	1,392,203	89.90	83.51	311.4	477.7
2021	(10)	4,751,179	4,693,851	1,788,194	2,013,948	98.56	119.66	354.1	504.7
2020	(11)	1,238,168	1,238,168	1,447,664	797,928	87.50	107.95	108.0	212.0
(1)Reflects compensation amounts reported in the “Summary Compensation Table” (“SCT”) for our PEO, Timothy P. Boyle for the respective years shown.
(2)The following table sets forth the adjustments made during each year represented in the PVP Table to arrive at CAP for our PEO during each of the applicable years:

Adjustments to Determine Compensation “Actually Paid” for PEO	2023
Summary Compensation Table Total	$1,623,464
Subtract: Amounts Reported under “Option Awards” Column in the SCT	—
Add: Fair Value of Awards Granted during Year that Remain Unvested as of Year-end	—
Add/Subtract: Change in Fair Value from Prior Year-end to current Year-end of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-end	—
Add/Subtract: Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to Year that Vested during Year	(654,791)
Compensation Actually Paid (as calculated)	$968,673
PEO Equity Valuations: All valuations of equity awards were estimated using assumptions and methodologies substantially consistent with those used at grant. These methodologies are consistent with the principles in FASB ASC 718 and are described further in our Annual Reports on Form 10-K. Stock option fair values are calculated based on the Black-Scholes option-pricing model as of each measurement date using updated stock price and other model inputs (i.e., expected term, volatility, dividend yield, risk-free rate) as of the measurement date.
COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 41

(3)The following table sets forth the adjustments made during each year represented in the PVP Table to arrive at CAP for our Non-PEO NEOs during each of the applicable years:

Average Adjustments to Determine Compensation “Actually Paid” for Non-PEO NEOs	2023
Average Summary Compensation Table Total	$1,699,055
Subtract: Average Amounts Reported under “Stock Awards” Column in the SCT	(410,106)
Subtract: Average Amounts Reported under “Option Awards” Column in the SCT	(390,007)
Add: Average Fair Value of Awards Granted during Year that Remain Unvested as of Year-end	514,511
Add: Average Fair Value of Awards Granted during the Year and Vested during the Year	15,903
Add/Subtract: Average Change in Fair Value from Prior Year-end to current Year-end of Awards Granted Prior to Year that were Outstanding and Unvested as of Year-end	(238,928)
Add/Subtract: Average Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to Year that Vested during Year	(8,032)
Average Compensation Actually Paid (as calculated)	$1,182,396
Non-PEO NEO Equity Valuations: All valuations of equity awards were estimated using assumptions and methodologies substantially consistent with those used at grant. These methodologies are consistent with the principles in FASB ASC 718 and are described further in our Annual Reports on Form 10-K. Stock option fair values are calculated based on the Black-Scholes option-pricing model as of each measurement date using updated stock price and other model inputs (i.e., expected term, volatility, dividend yield, risk-free rate) as of the measurement date. Time-based RSU fair values are calculated using the stock price as of each measurement date, reduced by the present value of dividends not received during the vesting period. PRSU fair values are calculated using the stock price as of each measurement date, reduced by the present value of dividends not received during the vesting period and reflect the probable outcome of the performance vesting conditions.
(4)Total Shareholder Return assumes an initial investment of $100 on December 31, 2019, including the reinvestment of dividends.
(5)The peer group reflected for each fiscal year is the Russell 1000 Clothing and Accessories Index, which is used in the performance graph included in the Company’s Annual Report on Form 10-K for fiscal year 2023.
(6)The dollar amounts reported represent the amount of net income (in millions) reflected in the Company’s audited consolidated financial statements for the applicable year.
(7)Adjusted Operating Income equals Operating Income for the fiscal year as set forth in the audited consolidated financial statements of the Company, adjusted for annual corporate bonus expense and certain excluded items approved by the Talent and Compensation Committee as more fully described for 2023 above on page 26 of the Compensation Discussion and Analysis. We determined this to be the most important financial performance measure used to link Company performance to CAP to our PEO and Non-PEO NEOs in 2023.
(8)In 2023, the Non-PEO NEOs were Joseph P. Boyle, Peter J. Bragdon, Jim A. Swanson, and Steven M. Potter.
(9)In 2022, the Non-PEO NEOs were Joseph P. Boyle, Peter J. Bragdon, Jim A. Swanson, and Steven M. Potter.
(10)In 2021, the Non-PEO NEOs were Joseph P. Boyle, Peter J. Bragdon, Jim A. Swanson, and Steven M. Potter.
(11)In 2020, the Non-PEO NEOs were Peter J. Bragdon, Thomas B. Cusick, Franco Fogliato and Jim A. Swanson.
Pay Versus Performance Tabular List
For 2023, in the Company’s assessment, the most important financial performance measures used to link NEO CAP to Company performance are as follows:

Top Financial Performance Measures Linking CAP to Company Performance in 2023
•Adjusted Operating Income
•Cumulative Operating Income
•Return on Invested Capital
•Share Price
COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 42

Pay Versus Performance Relationship Disclosure
CAP Versus the Company’s Cumulative TSR
The following chart shows the relationship between the CAP to our PEO, the average CAP to our Non-PEO NEOs and the Company’s cumulative TSR over the four most recently completed fiscal years.
Company’s TSR and Peer Group Cumulative TSR
The following chart compares our cumulative TSR over the four most recently completed fiscal years to that of our peer group TSR comprising the Russell 1000 Clothing and Accessories Index over the same period.
COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 43

CAP Versus the Company’s Net Income
The following chart shows the relationship between the CAP to our PEO, the average CAP to our Non-PEO NEOs and the Company’s net income over the four most recently completed fiscal years.
CAP Versus the Company’s Adjusted Operating Income
The following chart shows the relationship between the CAP to our PEO, the average CAP to our Non-PEO NEOs and the Company’s adjusted operating income over the four most recently completed fiscal years.
COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 44

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about compensation plans under which our equity securities are authorized for issuance to employees or non-employees (such as directors and consultants) at December 31, 2023:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
1997 Stock Incentive Plan	935,028	$80.39	—
2020 Stock Incentive Plan	1,824,000	$91.51	2,552,993
1999 Employee Stock Purchase Plan(3)	—	$—	948,888
Equity compensation plans not approved by security holders	—	$—	—
Total	2,759,028	$87.08	3,501,881
(1)The number of outstanding shares to be issued under the 1997 Stock Incentive Plan and 2020 Stock Incentive Plan includes stock options, time-based RSUs and PRSUs at target.
(2)The weighted-average exercise price excludes 479,014 shares issuable upon the vesting of outstanding time-based RSUs and PRSUs at target, which have no exercise price.
(3)The 1999 Employee Stock Purchase Plan was suspended indefinitely effective July 1, 2005.

COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 45

PROPOSAL 3: ADVISORY VOTE (NON-BINDING) APPROVING EXECUTIVE COMPENSATION
Shareholders are provided with the opportunity to cast an advisory vote to approve executive compensation as described in “Compensation Discussion and Analysis,” the 2023 Summary Compensation Table and the related compensation tables, notes and narrative in this Proxy Statement.
At Columbia’s 2023 annual meeting of shareholders, a majority of our shareholders voted in favor of holding an advisory vote to approve the executive compensation every year. The Board considered the results of the advisory “say on frequency” vote and in accordance with the results and pursuant to U.S. securities laws and regulations has determined to hold this advisory vote on executive compensation on an annual basis.
The Talent and Compensation Committee and the Board value the views of Columbia’s shareholders and are committed to excellence in the design and effectiveness of Columbia’s executive compensation program. Columbia’s executive compensation program is designed to attract, retain and motivate key, highly talented executive officers and to align executive officer and shareholder financial interests, while encouraging prudent risk taking in order to achieve long-term shareholder objectives. Columbia believes that its executive compensation program, which includes long-term equity awards as a significant component of an executive officer’s overall compensation opportunity, satisfies this goal and is strongly aligned with the long-term interests of its shareholders. The Compensation Discussion and Analysis in this Proxy Statement describes our executive compensation program and the decisions made by the Talent and Compensation Committee in 2023 in more detail and we encourage shareholders to review this section. Columbia’s total shareholder return over the 1-, 3- and 5-year periods ended December 31, 2023 was approximately -8%, -6% and -1%, respectively. The Board and the Talent and Compensation Committee believe that the 2023 compensation program for the named executive officers provided compensation aligned with Columbia’s performance, helped motivate the executive officers and encouraged appropriate risk-taking in order to achieve strong financial performance amid continuing global macroeconomic challenges.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this Proxy Statement.
This vote is advisory and non-binding on the Board and the Company. However, the Board and the Talent and Compensation Committee, which is responsible for designing and administering Columbia’s executive compensation program, value the opinions expressed by shareholders in their vote on this proposal and will consider the outcome of the vote when making future compensation policies and decisions for our named executive officers. In 2023, 93% of our outstanding shares were voted in favor of our executive compensation by advisory vote.

RECOMMENDATION BY THE BOARD OF DIRECTORS
The Board recommends a vote FOR the approval of the following resolution:
RESOLVED, that the compensation paid to the named executive officers, as disclosed in Columbia Sportswear Company’s Proxy Statement pursuant to the SEC’s executive compensation disclosure rules, which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the executive compensation tables, is hereby approved.
COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 46

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of March 26, 2024, regarding the beneficial ownership of shares of our common stock by (i) each person known by us to own beneficially more than 5% of our common stock, (ii) each of our directors, (iii) each executive officer named in the Summary Compensation Table (each, a “named executive officer”), and (iv) all of our executive officers and directors as a group. The address for each of our executive officers and our directors is 14375 NW Science Park Drive, Portland, Oregon 97229. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the shares owned by them.

Name	Shares Beneficially Owned		Percentage of Shares(1)
Stephen E. Babson	183,246	(2)	*
Timothy P. Boyle	23,182,322	(3)	38.9
Andy D. Bryant	55,695	(4)	*
John W. Culver	9,570	(5)	*
Charles D. Denson	715	(6)	*
Kevin Mansell	13,176	(7)	*
Ronald E. Nelson	40,495	(8)	*
Christiana Smith Shi	3,906	(9)	*
Sabrina L. Simmons	13,858	(10)	*
Malia H. Wasson	20,289	(11)	*
Joseph P. Boyle	3,002,214	(12)	5.0
Peter J. Bragdon	82,377	(13)	*
Steven M. Potter	26,190	(14)	*
Jim A. Swanson	93,252	(15)	*
Morgan Stanley	4,026,870	(16)	6.8
1585 Broadway, New York, NY 10036
The Vanguard Group	3,149,296	(17)	5.3
100 Vanguard Blvd., Malvern, PA 19355
All executive officers and directors as a group (17 persons)	26,868,251	(18)	44.7
*Represents less than 1%
(1)Shares that the person or group has the right to acquire within 60 days after March 26, 2024 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.
(2)Includes (a) 4,500 shares held by Babson Capital Partners, LP, for which Mr. Babson is general partner, (b) 2,750 shares held by trust, for which Mr. Babson is the trustee and whose beneficiaries include members of Mr. Babson’s family, (c) 2,000 shares held by Mr. Babson’s wife, (d) 28,839 held by trust, for which Mr. Babson’s wife is the trustee and whose beneficiaries include members of Mr. Babson’s family, (e) 19,661 shares subject to options exercisable within 60 days after March 26, 2024, and (e) 2,617 shares subject to RSUs that vest within 60 days after March 26, 2024.
(3)Includes (a) 1,014 shares held in trust for Mr. Boyle’s wife, for which she is trustee, (b) 10,881,560 shares held in grantor retained annuity trusts for which Mr. Boyle is trustee and income beneficiary, and (c) 2,000 shares held in the Boyle Columbia Sportswear Company Voting Trust (the “Voting Trust”), for which Mr. Boyle serves as initial trustee, and (d) 79,284 shares subject to options exercisable within 60 days after March 26, 2024. The Voting Trust provides for the deposit of additional shares of Columbia common stock and the appointment of successor trustees in the event of Mr. Boyle’s death or incapacity (as defined in the voting trust agreement).
(4)Includes 9,337 shares subject to options exercisable within 60 days after March 26, 2024 and 2,617 shares subject to RSUs that vest within 60 days after March 26, 2024.
(5)Includes 944 shares subject to options exercisable within 60 days after March 26, 2024 and 3,140 shares subject to RSUs that vest within 60 days after March 26, 2024.
(6)Includes 715 shares subject to RSUs that vest within 60 days after April 4, 2023.
(7)Includes 5,595 shares subject to options exercisable within 60 days after March 26, 2024 and 2,093 shares subject to RSUs that vest within 60 days after March 26, 2024.
COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 47

(8)Includes 21,021 shares subject to options exercisable within 60 days after March 26, 2024 and 2,617 shares subject to RSUs that vest within 60 days after March 26, 2024.
(9)Includes 2,093 shares subject to RSUs that vest within 60 days after March 26, 2024.
(10)Includes 6,852 shares subject to options exercisable within 60 days after March 26, 2024 and 2,093 shares subject to RSUs that vest within 60 days after March 26, 2024.
(11)Includes 8,709 shares subject to options exercisable within 60 days after March 26, 2024 and 2,093 shares subject to RSUs that vest within 60 days after March 26, 2024.
(12)Includes 209,603 shares held in trust, for which Mr. Joseph P. Boyle is the trustee. Also includes 122,791 shares subject to option exercisable within 60 days after March 26, 2024.
(13)Includes 200 shares held by Mr. Bragdon’s children and 59,862 shares subject to options exercisable within 60 days after March 26, 2024.
(14)Includes 22,759 shares subject to options exercisable within 60 days after March 26, 2024 and 810 shares subject to RSUs that vest within 60 days after March 26, 2024.
(15)Includes 83,829 shares subject to options exercisable within 60 days after March 26, 2024.
(16)Information regarding Morgan Stanley is based on an Amendment to Schedule 13G filed jointly by Morgan Stanley and Atlanta Capital Management Company, LLC (“Atlanta Capital Management”), a wholly owned subsidiary of Morgan Stanley, on February 8, 2024. As of December 31, 2023, Morgan Stanley was deemed to be the beneficial owner of 4,026,870 shares of Common Stock. Morgan Stanley had shared power to vote or direct the vote of 3,856,405 shares and shared power to dispose of or to direct the disposition of 3,994,361 shares. As of December 31, 2023, Atlanta Capital Management was deemed to be the beneficial owner of 3,583,524 shares of Common Stock. Atlanta Capital Management had shared power to vote or direct the vote of 3,436,335 of such shares and shared power to dispose of or direct the disposition of 3,558,630 of such shares. The business address of Atlanta Capital Management is 1075 Peachtree Street, Suite 2100, Atlanta, GA 30309.
(17)Information regarding The Vanguard Group is based on a Schedule 13G filed with the SEC on February 13, 2024. As of December 31, 2023, The Vanguard Group. had shared power to vote or direct the vote of 12,758 shares, sole power to dispose of or to direct the disposition of 3,098,084 and shared power to dispose of or to direct the disposition of 51,212 shares.
(18)Includes 563,357 shares subject to options exercisable within 60 days after March 26, 2024 and 21,365 shares subject to RSUs that vest within 60 days after March 26, 2024. Total includes Lisa Kulok, Executive Vice President, Chief Supply Chain Officer, Richelle T. Luther, Executive Vice President, Corporate Affairs and Chief Human Resources Officer, and Craig Zanon, Executive Vice President, Emerging Brands, EMEA and Asia Direct.

Stock Ownership Guidelines
In order to more closely align officers’ interests with our shareholders our Board of Directors adopted stock ownership guidelines for certain officers, including our named executive officers. Under the guidelines, officers are encouraged to hold Columbia stock valued at the following multiple of their annual salary:

Position	Minimum Ownership Guideline
Chairman, CEO, President	6x
Executive Vice Presidents and Named Executive Officers	3x
Senior Vice Presidents	2x
To determine stock ownership levels, the following forms of equity interests in the Company are included: (i) shares owned directly, (ii) shares held by immediate family members residing in the same household or through trusts for the benefit of the officer or his or her immediate family members, (iii) “in-the-money” value of vested stock option awards, and (iv) unvested time-based RSUs. The Company anticipates that officers should be able to achieve the applicable guideline within five years from the date of adoption, or within five years of becoming subject to the guidelines. Until the applicable ownership threshold is met, an executive is encouraged to retain 50% of any RSUs or PRSUs received (on a net after-tax basis) under the Company’s stock-based compensation plans. The Talent and Compensation Committee amended the guidelines in late 2022 to remove Vice Presidents from the officers subject to the guidelines and remove unvested PRSUs from the stock ownership calculation.

Prohibition on Hedging or Pledging Columbia Securities
Columbia’s Insider Trading Policy prohibits the hedging or pledging of Columbia securities by members of our Board and certain senior directors and officers within the Company (level M5 and above). The policy is intended to prohibit any transaction that would enable an individual to lock in value for securities in exchange for protection against upside or downside movement in our common stock. This policy has historically been interpreted to mean that our Board and certain officers are not allowed to engage in prepaid variable forward contracts, equity swaps, collars, and exchange funds involving our common stock. The prohibition on pledging is intended to ensure that Columbia securities are not used as collateral.
COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 48

GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Online Meeting
Our Board of Directors has authorized us to conduct the Annual Meeting solely online via the Internet through online shareholder tools. This format empowers shareholders to participate fully from any location around the world, at no cost, while protecting their health and safety.

Voting
Who Can Vote. Only shareholders of the Company at the close of business on March 26, 2024 are entitled to notice of and to vote at the Annual Meeting or any adjournments of the Annual Meeting. At the close of business on the Record Date, 59,473,458 shares of our common stock, the only authorized class of voting security of the Company, were issued and outstanding. Because holders of common stock are entitled to one vote per share, a total of 59,473,458 votes are entitled to be cast at the Annual Meeting.

Quorum. The presence of the holders of a majority of the outstanding shares of our common stock, in person or by proxy, will constitute a quorum for transacting business at the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum at the meeting.

“Shareholder of Record” and “Beneficial Shareholder.” If your shares are owned directly in your name in an account with our stock transfer agent, Computershare Trust Company, N.A., you are considered the “shareholder of record” of those shares in your account. If your shares are held in an account with a broker, bank, or other nominee as custodian on your behalf, you are considered a “beneficial shareholder” of those shares, which are held in street name. The broker, bank, or other nominee is considered the shareholder of record for those shares. As the beneficial owner, you have the right to instruct the broker, bank, or other nominee on how to vote the shares in your account. In order for your shares to be voted in the way you would like, you must provide voting instructions to your broker, bank, or other nominee by the deadline provided in the proxy materials you receive from your broker, bank, or other nominee. If you do not provide voting instructions to your broker, bank, or other nominee, whether your shares can be voted on your behalf depends on the type of item being considered for vote. Brokers are permitted to exercise discretionary voting authority only on “routine” matters. Therefore, your broker may vote on Item No. 2 (“To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2024”) even if you do not provide voting instructions because it is considered a routine matter. Your broker is not permitted to vote on the other agenda items if you do not provide voting instructions because those items involve matters that are not considered routine.

How You Can Vote. Whether you are a shareholder of record or a beneficial shareholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage shareholders to vote well before the Annual Meeting, even if they plan to attend the virtual meeting, by completing proxies online or by telephone (at 1-800-690-6903), or, if they received printed copies of these materials, by mailing their proxy cards. Shareholders can vote via the Internet in advance of or during the meeting. Shareholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/COLM2024 to vote or submit questions during the meeting. Voting online during the meeting will replace any previous votes.
To vote by proxy:

If you are a Shareholder of Record:	If you are a Beneficial Shareholder:
Please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by calling 1-800-690-6903 or via the Internet by visiting www.proxyvote.com by 11:59 p.m. Eastern Time on May 29, 2024.
Please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone or via the Internet.

COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 49

Proxies. The Board appointed the following executive officers to act as proxies: Timothy P. Boyle, Jim A. Swanson and Peter J. Bragdon (collectively, the “Proxies”). If you sign and return your proxy card or voting instruction form with voting instructions, one or more of the Proxies will vote your shares as you direct on the matters described in this Proxy Statement. If you sign and return your proxy card or voting instruction form without voting instructions, one or more of the Proxies will vote your shares as recommended by the Board.

How You Can Revoke Your Proxy or Change Your Vote. Shareholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online during the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting. Beneficial shareholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting online during the Annual Meeting.
Any written notice revoking a proxy should be sent to Columbia Sportswear Company, Attention: Corporate Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229.

Voting Standards.

Item	Proposal	Board Vote Recommendation	Vote Requirement for Approval	Effect of Abstentions	Effect of Broker Non-Vote
1.	Elect 10 directors(1)	FOR ALL	The ten nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors	No effect	No effect. No broker discretion to vote.
2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2024	FOR	Majority of shares cast	No effect	Discretionary vote.
3.	Approve, by non-binding vote, executive compensation	FOR		No effect	No effect. No broker discretion to vote.
(1)If any of the nominees for directors at the Annual Meeting becomes unavailable for election for any reason, the Proxies will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

Attending
Admission. If you plan to attend the Annual Meeting, please be aware of what you will need to gain admission, as described below. If you do not comply with the procedures described here for attending the Annual Meeting, you will not be able to participate in the Annual Meeting. You are entitled to attend and participate in the virtual Annual Meeting only if you were a Columbia shareholder as of the close of business on March 26, 2024 or if you hold a valid proxy for the Annual Meeting.
To attend online and participate in the Annual Meeting, shareholders of record will need to use their control number on their Notice of Internet Availability of Proxy Materials or proxy card to log into www.virtualshareholdermeeting.com/COLM2024; beneficial shareholders who do not have a control number may gain access to the meeting by logging into their brokerage firm’s website and selecting the shareholder communications mailbox to link through to the Annual Meeting; instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.
We encourage you to access the Annual Meeting prior to the start time. You may notify the Company of your desire to participate in the meeting by remote communication by logging into the online site in advance of the meeting. Log-in will begin at 2:45 p.m. Pacific Time.

COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 50

Asking Questions. Once online access to the Annual Meeting is open, shareholders may submit questions, if any, on www.virtualshareholdermeeting.com/COLM2024. You will need your unique control number included on your proxy card (printed in the box and marked by the arrow) or on the instructions that accompanied your proxy materials. Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints.

Discretionary Authority. We do not know of any matters to be voted on by shareholders at the Annual Meeting other than those included in this Proxy Statement. If any matter, other than those presented in this Proxy Statement, is properly presented at the meeting, your executed proxy gives the Proxies discretionary authority to vote your shares in accordance with their best judgment with respect to the matter.

Annual Meeting Voting Results. Our inspector of elections will tabulate the vote at the Annual Meeting. We will provide voting results on our website and in a Current Report on Form 8-K filed with the SEC.
COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 51

ADDITIONAL INFORMATION
Solicitation Expenses
The expense of soliciting proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement, 2023 Annual Report to Shareholders, and proxy card, will be borne by Columbia. We will ask fiduciaries, custodians, brokerage houses, and similar parties to forward copies of proxy materials to beneficial owners of our common stock, and we will reimburse these parties for their reasonable and customary charges for distribution expenses. Proxies may be solicited by use of the mail and the Internet, and our directors, officers and employees may also solicit proxies by telephone, facsimile and personal contact. No additional compensation will be paid for these services.

Electronic Delivery of Proxy Materials
In accordance with SEC rules, Columbia’s proxy materials are available to all shareholders on the Internet. Instead of receiving paper copies of the Notice, Proxy Statement, 2023 Annual Report to Shareholders, and proxy card in the mail, you may access these communications electronically via the Internet. If you received any proxy materials in the mail this year and would like to receive the materials electronically next year, please write to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. You may also contact Investor Relations at (503) 985-4000. Once you provide your consent to receive electronic delivery of proxy materials via the Internet, your consent will remain in effect until you revoke it.

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” may be more convenient for shareholders and less expensive for companies. A number of brokers with accountholders who are Company shareholders will be householding our Notice or proxy materials. If you have received notice from Columbia or your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent to householding. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. You may also contact Investor Relations at (503) 985-4000. If at any time you no longer wish to participate in householding, please notify your broker or write to us at the address listed above. If you currently receive multiple copies of the proxy materials and would like to request householding, please contact your broker or write to us at the address above.

Form 10-K
We will provide without charge upon the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting, a paper copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2023. Written requests should be mailed to Corporate Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229.

Other Materials
All materials filed by us with the SEC may be obtained through the SEC’s website at www.sec.gov.

COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 52

Communications with the Board
If a shareholder wishes to communicate with any of our non-management directors or the Board of Directors as a group, the shareholder may do so by writing to the member or members of the Board, c/o Corporate Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Communications will be reviewed and compiled by the Secretary and submitted to the individual director or directors to whom the communications are addressed, as appropriate. Communications with the Board regarding recommendations of individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with the policy described below.

2025 Shareholder Proposals or Nominations
Shareholder Proposals to be Included in Columbia’s Proxy Statement. To be considered for inclusion in proxy materials for our 2025 annual meeting of shareholders, a shareholder proposal must be received by Columbia by December 18, 2024.

Shareholder Proposals Not to be Included in the Company’s Proxy Statement. Shareholders may present proposals for action at this Annual Meeting or at another annual meeting of shareholders in accordance with Columbia’s bylaws, a paper copy of which is available upon written request to Columbia Sportswear Company, Attention: Corporate Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229. A shareholder must deliver timely notice of the proposed business to the Secretary. For purposes of our 2025 annual meeting of shareholders, to be timely, the notice must be received by Columbia no earlier than December 18, 2024, and no later than January 17, 2025.

Shareholder Nominations for Director. Shareholders may nominate director candidates for election to the Board at an annual meeting by delivering a timely written recommendation to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. The submission must include (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee and the five-year employment history with employer names and a description of the employer’s business, (d) the class and number of shares of the Company that are beneficially owned by each nominee and by the nominating shareholder, (e) whether the individual can read and understand financial statements, and board memberships, if any, (f) any other information concerning the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (g) the signed consent of each nominee to serve as a director of the Company if elected. Recommendations received by December 18, 2024 will be considered for nomination at the 2025 annual meeting of shareholders. Recommendations received after December 18, 2024 and before the applicable deadline for the 2026 annual meeting of shareholders will be considered for nomination at the 2026 annual meeting of shareholders. In addition, to comply with universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than Columbia’s nominees for the 2025 annual meeting of shareholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 31, 2025.

COLUMBIA SPORTSWEAR COMPANY | 2023 Annual Proxy Statement | 53

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/COLM2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V34405-P07796

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COLUMBIA SPORTSWEAR COMPANY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Timothy P. Boyle
02) Stephen E. Babson
03) Andy D. Bryant
04) John W. Culver
05) Charles D. Denson
06) Kevin Mansell
07) Ronald E. Nelson
08) Christiana Smith Shi
09) Sabrina L. Simmons
10) Malia H. Wasson

The Board of Directors recommends you vote FOR the following proposals:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2023 Annual Report are available at www.proxyvote.com.

V34406-P07796

COLUMBIA SPORTSWEAR COMPANY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
May 30, 2024

The undersigned hereby appoints Timothy P. Boyle, Jim A. Swanson and Peter J. Bragdon, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Columbia Sportswear Company Common Stock that the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon any other business that may properly come before the Annual Meeting of Shareholders of Columbia Sportswear Company to be held May 30, 2024 or at any adjournments or postponements of the Annual Meeting, with all powers which the signatory on the reverse side would possess if personally present.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THE SIGNED PROXY IS RETURNED BUT NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be signed on reverse side